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                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER



                          DATED AS OF FEBRUARY 18, 2000



                                  BY AND AMONG



                              TEKINSIGHT.COM, INC.,

                                 ASTRATEK, INC.

                                       AND

                        DATA SYSTEMS NETWORK CORPORATION





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                                TABLE OF CONTENTS

Article                                                                     Page

ARTICLE I THE MERGER...........................................................1

   1.1    The Merger...........................................................1
   1.2    Effective Time; Closing..............................................1
   1.3    Effect of the Merger.................................................2
   1.4    Certificate of Incorporation; Bylaws.................................2
   1.5    Directors and Officers...............................................2
   1.6    Effect on Capital Stock..............................................2
   1.7    Stock Options........................................................4
   1.8    Surrender of Certificates............................................4
   1.9    No Further Ownership Rights in DSNC Common Stock.....................6
   1.10   Lost, Stolen or Destroyed Certificates...............................6
   1.11   Tax and Accounting Consequences......................................6
   1.12   Taking of Necessary Action; Further Action...........................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF DSNC..............................7

   2.1    Organization of DSNC.................................................7
   2.2    DSNC Capital Structure...............................................7
   2.3    Obligations With Respect to Capital Stock............................8
   2.4    Authority............................................................8
   2.5    Intentionally reserved...............................................9
   2.6    SEC Filings; DSNC Financial Statements...............................9
   2.7    Absence of Certain Changes or Events................................10
   2.8    Taxes...............................................................11
   2.9    Intellectual Property...............................................12
   2.10   Compliance; Permits; Restrictions; Insurance........................13
   2.11   Litigation..........................................................14
   2.12   Brokers' and Finders' Fees..........................................14
   2.13   Employee Benefit Plans..............................................14
   2.14   Title to Properties; Absence of Liens and Encumbrances..............16
   2.15   Environmental Matters...............................................16
   2.16   Employees; Labor Matters............................................17
   2.17   Agreements, Contracts and Commitments...............................18
   2.18   Purchase Commitments and Outstanding Bids...........................19
   2.19   Customers, Distributors and Suppliers...............................19
   2.20   DSNC Contracts......................................................20
   2.21   Intentionally reserved..............................................20
   2.22   Intentionally reserved..............................................20
   2.23   DSNC Proxy Statement/Prospectus; Tek Proxy Statement................20

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   2.24   Board and Shareholder Approval......................................21
   2.25   Fairness Opinion....................................................21
   2.26   Products and Distribution...........................................21
   2.27   Intentionally reserved..............................................21
   2.28   Year 2000 Compliance................................................21
   2.29   Inventories.........................................................22
   2.30   Interested Party Transactions.......................................22
   2.31   Disclosure..........................................................22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TADEO AND MERGER SUB............23

   3.1    Organization of Tek and Merger Sub..................................23
   3.2    Tek and Merger Sub Capital Structure................................23
   3.3    Authority...........................................................23
   3.4    SEC Filings; Tek Financial Statements...............................25
   3.5    Absence of Certain Changes or Events................................25
   3.6    Intentionally reserved..............................................26
   3.7    DSNC Proxy Statement/Prospectus.....................................26
   3.8    Board Approval......................................................26
   3.9    Fairness Opinion....................................................26
   3.10   Broker's Fees.......................................................26
   3.11   Disclosure..........................................................26

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME................................27

   4.1    Conduct of Business.................................................27

ARTICLE V ADDITIONAL AGREEMENTS...............................................30

   5.1    DSNC Proxy Statement/Prospectus; Registration Statement; Tek Proxy
          Statement; Other Filings; Board Recommendations.....................30
   5.2    Meeting of Shareholders.............................................31
   5.3    Confidentiality.....................................................31
   5.4    No Solicitation.....................................................31
   5.5    Public Disclosure...................................................34
   5.6    Legal Requirements..................................................34
   5.7    Third Party Consents................................................34
   5.8    Notification of Certain Matters; Financial Statements...............34
   5.9    Reasonable Best Efforts and Further Assurances......................35
   5.10   Intentionally reserved..............................................35
   5.11   Schedules...........................................................35
   5.12   Nasdaq Listing......................................................35
   5.13   DSNC Affiliate Agreement............................................35
   5.14   Tax-Free Merger.....................................................36
   5.15   Reserved Intentionally..............................................36
   5.16   Employee Matters....................................................36
   5.17   Director and Officer Liability......................................36
   5.18   Foothill Capital Corp...............................................37
   5.19   Agreement Concerning the Board of Directors.........................37

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ARTICLE VI CONDITIONS OF THE MERGER...........................................37

   6.1    Conditions to Obligations of Each Party to Effect the Merger........37
   6.2    Additional Conditions to Obligations of DSNC........................38
   6.3    Additional Conditions to the Obligations of Tek and Merger Sub......39

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.................................41

   7.1    Termination.........................................................42
   7.2    Notice of Termination; Effect of Termination........................44
   7.3    Fees and Expenses...................................................44

ARTICLE VIII GENERAL PROVISIONS...............................................45

   8.1    Non-Survival of Representations and Warranties......................45
   8.2    Notices.............................................................45
   8.3    Interpretation; Knowledge...........................................46
   8.4    Counterparts........................................................46
   8.5    Entire Agreement; Third Party Beneficiaries.........................47
   8.6    Severability........................................................47
   8.7    Other Remedies; Specific Performance................................47
   8.8    Governing Law.......................................................47
   8.9    Rules of Construction...............................................47
   8.10   Assignment..........................................................47
   8.11   Waiver of Jury Trial................................................48

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INDEX OF EXHIBITS

Exhibit A         Form of DSNC Voting Agreement
Exhibit B         Form of Certificate of Designations
Exhibit C         Form of Confidentiality Agreement
Exhibit D         Form of DSNC Affiliate Agreement
Exhibit E         Form of Nixon Peabody LLP Legal Opinion
Exhibit F         Form of Legal Opinion from Counsel to DSNC

INDEX OF SCHEDULES

Schedule 2.1               Organization of DSNC
Schedule 2.2               Outstanding Options
Schedule 2.4               Required Consents
Schedule 2.7               Absence of Certain Changes or Events
Schedule 2.8               Taxes
Schedule 2.9(b)            Intellectual Property
Schedule 2.9(c)            Form of Confidentiality Agreement
Schedule 2.10(a)           Governmental Review
Schedule 2.10(c)           Insurance Policies
Schedule 2.11              Litigation
Schedule 2.13(c)           Employee Benefit Plans
Schedule 2.14(a)           Property
Schedule 2.14(b)           Liens
Schedule 2.16              Employee Matters
Schedule 2.17              Agreements
Schedule 2.18              Merchandise Claims
Schedule 2.19              Customers and Distributors
Schedule 2.20              Material Contracts
Schedule 2.26              Software Products
Schedule 2.26(a)           Products
Schedule 2.29              Inventory
Schedule 3.1(a)            Qualification or License to Do Business
Schedule 3.3(a)            Required Consents
Schedule 4.1(r)            Waiver of Release Claims
Schedule 5.13              DSNC Affiliates

The exhibits and the schedules have been omitted




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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 18, 2000 by and among TekInsight.Com, Inc., a Delaware corporation ("Tek"), Astratek, Inc., a New York corporation and a wholly owned subsidiary of Tek ("Merger Sub"), and Data Systems Network Corporation, a Michigan corporation ("DSNC").

                              STATEMENT OF PURPOSE

         A. Upon the terms and subject to the conditions of this Agreement and in accordance with the New York Business Corporation Law ("New York Law") and the Michigan Business Corporation Act ("Michigan Law"), Tek, Merger Sub and DSNC intend to enter into a business combination transaction.

         B. Concurrently with the execution of this Agreement, and as a condition and inducement to Tek's willingness to enter into this Agreement, certain shareholders of DSNC are entering into a Voting Agreement (the "Voting Agreement") in substantially the form attached hereto as EXHIBIT A.

         C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of New York Law and Michigan Law, DSNC shall be merged with and intoMerger Sub (the "Merger"), the separate corporate existence of DSNC shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of New York in accordance with the relevant provisions of New York Law (the "Certificate of Merger") and the filing of a Certificate of Merger with the Michigan Department of Consumer and Industry Services - Corporation; Securities and Land Development Bureau (the "Michigan Department") in accordance with the relevant provisions of Michigan Law [the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time"] as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the


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"Closing") shall take place at the offices of Nixon Peabody LLP, 437 Madison
Avenue, New York, New York 10022, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of New York Law and Michigan Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of DSNC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of DSNC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the separate existence of DSNC will cease and DSNC will be merged with and into Merger Sub.

         1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

         (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation.

         (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 DIRECTORS AND OFFICERS. Subject to the provisions of SECTION 6.2(F), the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified; PROVIDED, that at the Effective Time, Steven Ross shall be added as a director of Merger Sub. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed; PROVIDED, that at the Effective Time, Steven Ross shall be the President and Chief Executive Officer of the Merger Sub.

         1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, DSNC or the holders of any of the following securities:

         (a) Subject to Sections 1.6(b), and 1.6(c), each share of Common Stock, $.01 par value per share, of DSNC (the "DSNC Common Stock") issued and outstanding three (3) days prior to the Effective Time (the "Outstanding DSNC Common Stock"), will be canceled and extinguished and automatically converted (subject to Sections 1.6(c) and (d)) into the number of shares (the "Exchange Ratio") of Series A Convertible Preferred Stock, $.0001 par value, of Tek (the "Tek Preferred Stock") equal to the quotient obtained by dividing (i) the quotient obtained by dividing (A) $12,500,000 (the "Purchase Price") by (B) the number of shares of Outstanding DSNC Common Stock, by (ii) the Market Value (as defined in Section 1.6(c)) of each share of Tek Common Stock, $0.0001 par

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value per share (the "Tek Common Stock) at the Closing. For example, if the number of shares of DSNC Outstanding Common Stock were 5,000,000, and the Market Value of each share of Tek Common Stock were $5.00, then, subject to Sections 1.6(b) and (c), the Exchange Ratio would be 0.5 ($12,500,000 divided by 5,000,000 is $2.50; $2.50 divided by $5.00 is 0.5). In this example, subject to Sections 1.6(b) and (c), each share of DSNC Common Stock would be converted into
0.5 shares of Tek Common Stock.

         (b) Notwithstanding the provisions of Section 1.3(a): (i) in the event that the Market Value is equal to a price that is $5.00 or more but less than $7.00, the Purchase Price shall be adjusted to equal $16,000,000 (the "First Increased Purchase Price"); and (ii) in the event that the Market Value is equal to $7.00 or more the Purchase shall be adjusted to equal $18,000,000 (the "Second Increased Price"), with the result of such increase in the Market Value being an adjustment in the number of Tek Preferred Stock shares issuable to DSNC shareholders.

         (c) The Market Value will be equal to the average closing sale price for one share of Tek Common Stock, as reported by the Nasdaq Smallcap Market, for the ten (10) consecutive trading days ending on the trading day that immediately precedes the Closing Date; PROVIDED, that between the date of execution of the Agreement and the Closing Date, all outstanding options to acquire DSNC Common Stock that are exercisable prior to the Closing Date and which, by their terms, are not required to be assumed by Tek as a result of the Merger will either be exercised or will be terminated on the Closing Date. To the extent that any such options or warrants are exercised no less than three
(3) days prior to the Closing Date, for purposes of calculating the number of shares of Tek Preferred Stock to be issued to DSNC stockholders at the Effective Time, the aggregate exercise price therefor will be added to the Purchase Price (the "Adjusted Purchase Price") which now will be used in the Exchange Ratio quotient and the Exchange Ratio for DSNC Common Stock to Tek Preferred Stock will be adjusted by including the number of shares of DSNC Common Stock acquired upon such exercise in the Outstanding DSNC Common Stock. For example, if no less than three (3) days prior to the Closing Date options to acquire 100,000 shares of DSNC Common Stock were exercised for an aggregate exercise price of $250,000, the Adjusted Purchase Price would be $12,750,000, and the Outstanding DSNC Common Stock on the Closing Date would include the 100,000 shares for which the warrants were exercised.

         (d) Cancellation of Tek-Owned Stock. Each share of DSNC Common Stock held by DSNC or owned by Merger Sub, Tek or any direct or indirect wholly owned subsidiary of DSNC or of Tek immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         (e) Fractional Shares. No fraction of a share of Tek Preferred Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of DSNC Common Stock who would otherwise be entitled to a fraction of a share of Tek Preferred Stock (after aggregating all fractional shares of Tek Preferred Stock that otherwise would be received by such holder) shall receive from Tek an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Market Value.

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         (f) The terms, conditions, rights and privileges of the Tek Preferred
Stock will be as set forth in the Certificate of Designations of Tek Series A Convertible Preferred Stock, $.0001 par value (the "Certificate of Designations"), annexed hereto as EXHIBIT B.

         1.7 STOCK OPTIONS.

         (a) Unexercised Options. At the Effective Time, each outstanding stock option (an "Outstanding DSNC Option") under the Option Plan (as hereinafter defined in Section 2.2) shall be assumed by Tek. Each Outstanding DSNC Option shall thereafter be converted into an option, which option shall be deemed to be vested as of the Effective Time, to purchase the same number of shares of Tek Preferred Stock as such Outstanding DSNC Option would have been exchangeable for pursuant to Section 1.6 had such Outstanding DSNC Option been exercised prior to Closing. The exercise price for each such converted Outstanding DSNC Option shall be the quotient obtained by dividing the exercise price of such Outstanding DSNC Option by the following exchange rate: the number of shares of DSNC Common Stock that are issued and outstanding three (3) days prior to the Closing Date which are converted at the Effective Time into one share or Tek Preferred Stock in accordance with the Exchange Ratio.

         (b) Exercised Options. Shares issued pursuant to options to purchase DSNC Common Stock under the Option Plan that are exercised prior to the date that is three business days prior to the Closing Date shall be converted into shares of Tek Preferred Stock in accordance with and subject to the provisions of Section 1.6. In connection with the exercise of options to purchase DSNC Common Stock under the Option Plan as contemplated hereby, such options shall be deemed to have vested not later than the fifth business day prior to the Closing Date.

         (c) Foothill Warrant. At the Effective Time, Tek shall assume the warrants outstanding pursuant to the Common Stock Purchase Warrant, dated September 30, 1998, from DSNC to Foothill Capital Corporation, and such warrants shall be adjusted as set forth therein.

         1.8 SURRENDER OF CERTIFICATES.

         (a) Exchange Agent. American Stock Transfer & Trust Company shall act as the exchange agent (the "Exchange Agent") in the Merger.

         (b) Tek to Provide Tek Preferred Stock. Promptly after the Effective Time, Tek shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Tek Preferred Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of DSNC Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.6(d) and any dividends or distributions to which holders of shares of DSNC Common Stock may be entitled pursuant to Section 1.8(d).

         (c) Exchange Procedures. Promptly after the Effective Time, Tek shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time

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represented outstanding shares of DSNC Common Stock whose shares were converted into shares of Tek Preferred Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(c) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Tek may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Tek Preferred Stock, cash in lieu of any fractional shares pursuant to
Section 1.6(d) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Tek, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Tek Preferred Stock into which their shares of DSNC Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Tek Preferred Stock into which such shares of DSNC Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.8(d).

         (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Tek Preferred Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Tek Preferred Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates, and no cash payment in lieu of fractional shares shall be paid to such holder until the holder of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Tek Preferred Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(d) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Tek Preferred Stock.

         (e) Transfers of Ownership. If certificates representing shares of Tek Preferred Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Tek or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Tek Preferred Stock in any name other than that of the

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registered holder of the Certificates surrendered, or established to the satisfaction of Tek or any agent designated by it that such tax has been paid or is not payable.

         (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.8, none of the Exchange Agent, Tek, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Tek Preferred Stock or DSNC Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) Termination of Exchange Agent Provisions. On the demand of Tek, any Tek Preferred Stock issuable or cash payable in accordance with this Agreement that is made available to the Exchange Agent, if not distributed to the shareholders of DSNC for one year after the Effective Time, shall no longer be made available to the Exchange Agent, and any former shareholders of DSNC who have not theretofore complied with this Section 1.8 shall thereafter look only to Tek for payment of their claim for Tek Preferred Stock, any cash in lieu of fractional shares of Tek Preferred Stock and any dividends or distributions with respect to Tek Preferred Stock.

         1.9 NO FURTHER OWNERSHIP RIGHTS IN DSNC COMMON STOCK. All shares of Tek Preferred Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(d) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of DSNC Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of DSNC Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Tek Preferred Stock into which the shares of DSNC Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.8(d); PROVIDED, HOWEVER, that Tek may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Tek Preferred Stock, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Tek, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of
Section 368(a)(2)(D) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 354 and 361 of the United States Income Tax Regulations.

         1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement

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


and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of DSNC and Merger Sub, the officers and directors of DSNC and Merger Sub will take all such lawful and necessary action. Tek shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF DSNC

         DSNC represents and warrants to Tek and Merger Sub as follows:

         2.1 ORGANIZATION OF DSNC.

         (a) DSNC (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) except as set forth on SCHEDULE 2.1, is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

         (b) Except as set forth on SCHEDULE 2.1, DSNC has no direct or indirect subsidiaries (either wholly or partially owned by DSNC) and other than in the ordinary course of business, DSNC has not made any advances to or investments in, and does not own any securities of or other interests in, any person.

         (c) DSNC has delivered or made available to Tek a true and correct copy of the Articles of Incorporation and Bylaws of DSNC and other governing instruments, each as amended to date, and each such instrument is in full force and effect. DSNC is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or other governing instruments.

         (d) When used in connection with an entity, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), liabilities, prospects, conditions (financial or otherwise), results of operations, properties, or ownership of proprietary software, of DSNC (including without limitation with respect to any such change, event or effect relating to any SEC or Nasdaq investigation, inquiry, or proceeding concerning DSNC and any failure by DSNC to hold annual shareholder meetings or other matters), or of Tek, as the case may be.

         2.2 DSNC CAPITAL STRUCTURE. The authorized capital stock of DSNC consists of 10,000,000 shares of Common Stock, $.01 par value per share, of which there were 5,509,224 shares issued and outstanding as of December 31, 1999 and 1,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All outstanding shares of DSNC Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of

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


DSNC or any agreement or document to which DSNC is a party or by which it is bound. As of the date hereof, DSNC had reserved an aggregate of 600,000 shares of DSNC Common Stock, net of exercises, for issuance to employees, consultants and nonemployee directors pursuant to the 1994 Option Plan, as amended (the "Option Plan") under which options are outstanding for an aggregate of 352,611 shares. All shares of DSNC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. SCHEDULE 2.2 lists for each person who held options to acquire shares of DSNC Common Stock at October 31, 1999, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, and the vesting schedule for such option. The maximum number of shares of DSNC Common Stock issued or to be issuable pursuant to the Option Plan at or prior to Closing shall not exceed 462,500 shares, which amount is within the number of shares reserved under the Option Plan.

         2.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in
SCHEDULE 2.3, there are no equity securities, partnership interests or similar ownership interests of any class of DSNC, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in SCHEDULE 2.3, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which DSNC is a party or by which it is bound obligating DSNC to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of DSNC or obligating DSNC to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in SCHEDULE
2.3 and the Voting Agreement, there are no registration rights and, to the knowledge of DSNC, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of DSNC.

         2.4 AUTHORITY.

         (a) DSNC has all requisite corporate power and authority to enter into this Agreement and each other agreement entered into by it in connection with the transactions contemplated hereby (the "DSNC ANCILLARY AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the DSNC Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of DSNC, subject only to the approval and adoption of this Agreement and the approval of the Merger by DSNC's shareholders and the filing and recordation of the Certificate of Merger pursuant to New York Law and Michigan Law. A vote of the holders of at least a majority of the outstanding shares of the DSNC Common Stock is required for DSNC's shareholders to approve and adopt this Agreement and approve the Merger. Each of this Agreement and the DSNC Ancillary Agreements has been duly executed and delivered by DSNC and, assuming the due authorization, execution and delivery by Tek and, if applicable, Merger Sub, constitutes a legal, valid and binding obligation of DSNC, enforceable in accordance with its terms. The execution and delivery of this Agreement and the DSNC Ancillary Agreements by DSNC does not, and the performance of this Agreement and the DSNC Ancillary Agreements by DSNC and the consummation by DSNC of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of DSNC, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by DSNC's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to DSNC or by which its properties is bound or affected, or (iii) subject to obtaining such consents and approvals as are required pursuant to the FOOTHILL CAPITAL CORP. LOAN SECURITY AGREEMENT, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair DSNC's rights or alter the rights or obligations of any third party under, or give rise to any rights of in, or result in the creation of a lien or encumbrance on, any of such properties or result in termination, amendment, acceleration or cancellation of any obligation contained in, or result in the creation of a lien or encumbrance on, any of the properties or assets of DSNC pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DSNC or any of its subsidiaries is a party or by which DSNC, any of its subsidiaries, or any of its or their properties or assets are bound or affected; PROVIDED, that except with respect to clause (iii), any such conflicts, violations, defaults, rights, liens, encumbrances or other occurrences that would result in a breach of this representation are only those which, individually or in the aggregate, would have a Material Adverse Effect on DSNC; and PROVIDED FURTHER, THAT certain of the DSNC Contracts (as defined herein) as set forth on SCHEDULE 2.4 provide for termination upon a change of control of DSNC.

         Other than consents relating to change of control provisions under such DSNC Contracts, SCHEDULE 2.4 lists all consents, authorizations, filings, approvals, waivers and registrations required to be obtained in connection with the consummation of the transactions contemplated hereby.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained by DSNC in connection with the execution and delivery of this Agreement, the DSNC Ancillary Agreements or the Certificate of Merger or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Michigan Department, (ii) the filing of the DSNC Proxy Statement (as defined in Section 2.23) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws (including a Form S-4 registration statement to register the shares of Tek Preferred Stock issued in the Merger), and the securities or antitrust laws of any foreign country and (iv) such other consents, authorizations, filings, approvals, waivers and registrations set forth on
SCHEDULE 2.4, which are required for the parties to consummate the Merger.

         2.5      INTENTIONALLY RESERVED.

         2.6      SEC FILINGS; DSNC FINANCIAL STATEMENTS.

         (a) Except as disclosed in the DSNC SEC Reports (as defined below), DSNC has filed all forms, reports and documents, together with all exhibits, required to be filed with the SEC relating to periods subsequent to January 1, 1994, and has made available to Tek all such forms, reports and documents in the form filed with the SEC. All such forms, reports and documents (including those that DSNC may file subsequent to the date hereof) are referred to herein as the "DSNC SEC Reports." Except as disclosed in the DSNC SEC Reports, the DSNC SEC Reports (i) as of their respective dates were prepared and filed in accordance in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DSNC SEC Reports, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or, in the case of DSNC SEC Reports filed under the Securities Act, when such filing became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the DSNC SEC Reports (the "DSNC Financials"), including any DSNC SEC Reports filed after the date hereof up through and including the Closing, (x) complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared or will be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented or will fairly present the financial position of DSNC as at the respective dates thereof and the results of DSNC's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of DSNC as of December 31, 1998 is hereinafter referred to as the "DSNC Balance Sheet." Except as disclosed in the DSNC Financials, since the date of the DSNC Balance Sheet through the date of this Agreement, DSNC has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of DSNC, except (i) liabilities provided for in the DSNC Balance Sheet or included in financial statements filed by DSNC with the SEC as part of a public filing made under the Exchange Act,
(ii) net liabilities incurred since the date of the DSNC Balance Sheet in the ordinary course of business consistent with past practices, (c) DSNC has heretofore furnished to Tek a complete and correct copy of any amendments or modifications, which have been generated and not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by DSNC with the SEC pursuant to the Securities Act or the Exchange Act.

         2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the DSNC Balance Sheet, except as set forth on SCHEDULE 2.7, there has not been: (i) any Material Adverse Effect on

DSNC or any event that could reasonably be expected to have a Material Adverse Effect on DSNC; (ii) any change by DSNC in its accounting methods, principles or practices, except as required by concurrent changes in GAAP; (iii) any revaluation by DSNC of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off or assignment or pledge of notes or accounts receivable; (iv) any declaration, setting aside, payment of a dividend or other distribution with respect to the shares of DSNC, or any direct or indirect purchase or other acquisition or any redemption by DSNC of any of its shares of capital stock; (v) any increase in or modification of the compensation or benefits payable or to become payable by DSNC to any of its directors, officers or, other than in the ordinary course of business consistent with past practice, to employees; (vi) any acquisition or sale of an amount of property or assets of DSNC, other than in the ordinary course of business consistent with past practice; (vii) any alteration in the term of any outstanding security of DSNC; (viii) any (A) incurrence, assumption or guarantee by DSNC of any debt for borrowed money, (B) issuance or sale of any securities convertible into or exchangeable for debt securities of DSNC or (C) issuance or sale of options or other rights to acquire from DSNC, directly or indirectly, debt securities of DSNC or any securities convertible into or exchangeable for such debt securities; (ix) other than in the ordinary course of business, any creation or assumption by DSNC of any mortgage, pledge, security interest or lien or other encumbrance on any asset; (x) any making of any loan, advance or capital contribution to or investment in any person other than (A) travel loans or advances made in the ordinary course of business of DSNC and (B) purchases on the open market of liquid, publicly traded securities; (xi) any entering into, amendment of, relinquishment, termination or non-renewal of, or any breach under any DSNC contracts, or under any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business which individually or in the aggregate would result in a Material Adverse Effect on DSNC; or (xii) any transfer or grant of a right under the DSNC IP Rights (as defined in Section 2.9 below). Except as set forth on SCHEDULE 2.7, DSNC has not taken any steps, and does not currently intend to take any steps, to seek protection pursuant to any bankruptcy law nor to DSNC's knowledge, does any of its creditors intend to initiate involuntary proceedings.

         2.8 TAXES. Except as set forth on SCHEDULE 2.8, DSNC, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which DSNC is or has been a member, has timely filed all Returns (as defined below) required to be filed by it and all such Returns properly reflect the liabilities of DSNC for Taxes for periods, property or events covered thereby, has paid all Taxes shown thereon to be due and has provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns. In addition, except as set forth on SCHEDULE 2.8 (i) no claim for unpaid Taxes has become a lien (other than statutory liens with respect to payments not yet delinquent) against the property of DSNC or is being asserted against DSNC, (ii) no audit of any Tax Return of DSNC is being conducted by a Tax authority as of the date of this Agreement, (iii) DSNC has not received any notice of assessment or proposed assessment in connection with any Tax Returns, and there are no pending tax examinations of or tax claims asserted against DSNC or any of its assets or properties or, to the best knowledge of DSNC, threatened against DSNC,
(iv) no extension of the statute of limitations on the assessment of any Taxes has been granted by DSNC and is currently in effect as of the date of this Agreement and (v) there is no agreement, contract or arrangement to which DSNC is a party that may result in the payment of any amount that would not be deductible pursuant to Sections 280G, 162 or 404 of the Code. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to taxes.

         2.9      INTELLECTUAL PROPERTY.

         (a) Except as individually or in aggregate would not have a Material Adverse Effect, DSNC owns, or has a valid license under, all patents, trademarks, trade names, service marks, copyrights, any applications for all of the foregoing, trade secrets and know-how that are required for the conduct of business of DSNC (including, without limitation, the development, production and marketing of DSNC's products) as currently conducted (the "DSNC IP Rights"), with sufficient rights for the conduct of DSNC's business as currently conducted.

         (b) SCHEDULE 2.9(B) sets forth a complete list of all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and any applications for all of the foregoing included in DSNC IP Rights, and specifies, where applicable, the jurisdictions in which each such DSNC IP Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. SCHEDULE 2.9(B) sets forth the list of all material licenses, sublicenses and other agreements to which DSNC is a party and pursuant to which DSNC or any other person is licensed or otherwise has rights under any DSNC IP Right (excluding licenses granted by DSNC in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same and excluding standard licenses granted to DSNC by software vendors covering software which is broadly distributed by such licensors). The execution and delivery of this Agreement and the DSNC Ancillary Agreements by DSNC, and the consummation of the transactions contemplated hereby, will neither cause DSNC to be in violation or default under any such license, sublicense or other agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

         (c) Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by DSNC violates any license or agreement between DSNC and any third party or infringes any intellectual property right of any other party; and there is no pending or, to the knowledge of DSNC, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any DSNC IP Rights, nor has DSNC received any notice asserting that any DSNC IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. To DSNC's knowledge, there is no unauthorized use, infringement or misappropriation under any DSNC IP Rights by any third party, including any employee or former employee of DSNC. No DSNC IP Right or product of DSNC is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by or to DSNC. It is DSNC's policy to have each employee of DSNC execute a proprietary information and confidentiality agreement substantially in the form of the agreement attached hereto as EXHIBIT C, and, except as set forth on SCHEDULE 2.9(C), all of DSNC's employees, have executed such an agreement.


         (d) DSNC has taken all necessary action to maintain the secrecy and confidentiality of, and its proprietary rights in, all DSNC IP Rights and the intellectual property rights of third parties entrusted to it.

         2.10 COMPLIANCE; PERMITS; RESTRICTIONS; INSURANCE.

         (a) DSNC is not in conflict with, or in default or violation of any law, rule, regulation, ordinance, order, judgment or decree applicable to DSNC or by which DSNC or any of its properties is bound or affected. Except as set forth on SCHEDULE 2.10(A), to the knowledge of DSNC, no investigation or review by any Governmental Entity is pending, threatened or contemplated against DSNC. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no agreement, judgment, injunction, order or decree binding upon DSNC which has or, to the knowledge of DSNC, is reasonably likely to have, the effect of prohibiting or impairing any business practice of DSNC, any acquisition of property by DSNC or the conduct of business by DSNC as currently conducted.

         (b) DSNC holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are necessary for the operation of the business of DSNC (collectively, the "DSNC Permits"). DSNC is in compliance in all material respects with the terms of the DSNC Permits.

         (c) DSNC maintains and at all times since January 1, 1994 has maintained fire and casualty, directors and officers, errors and omissions, workers' compensation and general liability insurance with respect to its business. Set forth on SCHEDULE 2.10(C) is a complete and correct list of all policies of insurance relating to the business of DSNC, or covering the assets of DSNC, indicating for each policy the risks insured against, coverage limits, premium rate, expiration date, all outstanding claims in excess of $100,000 individually thereunder and whether the terms of such policy provide for retrospective premium adjustments. All such policies are outstanding and in full force and effect. Copies of all such policies have been provided or made available to Tek or its counsel. The coverages provided by such policies are comparable to the coverages customarily maintained by companies in similar lines of businesses. All premiums to date with respect to such policies have been paid. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no default with respect to any provision contained in any such policy, nor to the knowledge of DSNC has there been any failure to give any notice or present any claim known to DSNC under any such policy in a timely fashion or in the manner or detail required by the policy.

         2.11 LITIGATION. Except as disclosed in the DSNC SEC Reports or as set forth on SCHEDULE 2.11, there is no action, suit, proceeding, claim, demand, arbitration, investigation, or inquiry, whether such investigation or inquiry is formal or informal by any governmental authority or by the Nasdaq Stock Market, Inc. (including the Nasdaq Listing Investigations group) pending, or as to which DSNC has received any notice of assertion nor, to DSNC's knowledge, is there any such threatened action, suit, proceeding, claim, arbitration, investigation, or inquiry against DSNC. DSNC has no knowledge of any unasserted claim, the assertion of which is likely, and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief, which claim individually or collectively with other such unasserted claims if granted could have a Material Adverse Effect on DSNC (with the result of any inquiry by the Nasdaq Listing Investigations group being deemed to have such a Material Adverse Effect on DSNC). DSNC has delivered or made available to Tek or its counsel complete and correct copies of all correspondence prepared by its counsel for DSNC's auditors in connection with the last two completed audits of DSNC's financial statements and any such correspondence since the date of the last such audit.

         2.12 BROKERS' AND FINDERS' FEES. Except for fees payable to AmTech, whose fees will be paid by DSNC, pursuant to an engagement letter dated ________ , as amended, a copy of which has been provided to Tek, DSNC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.13 EMPLOYEE BENEFIT PLANS.

         (a) Schedule 2.13(a) sets forth a complete and correct list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by DSNC for the benefit of any employees of DSNC or of any trade or business which is treated with DSNC as a single employer under Section 414 of the Code ("ERISA Affiliate") or to which DSNC contributes or is obligated to contribute thereunder with respect to employees of DSNC ("Employee Plans").

         (b) Each Employee Plan is in writing and DSNC has previously furnished Tek with a true and complete copy of each Plan document, including all amendments thereto, and a true and complete copy of each material document prepared in connection with each such Plan, including the following, if applicable, without limitation, (i) a copy of each trust or funding arrangement,
(ii) the most recent annual report (Form 5500), (iii) the most recent summary plan description and summary of material modifications, (iv) the most recent United States Internal Revenue Service ("IRS") determination letter.

         (c) Neither DSNC or any ERISA Affiliate has ever maintained, or contributed to, a single employer or multiemployer plan subject to Title IV of ERISA or section 302 of ERISA. Nor has DSNC or any ERISA Affiliate ever maintained, or contributed to, a welfare plan providing continuing benefits after the termination of employment (other than health plan continuation as required by Section 4980B of the Code and at the former employee's own expense).

         (d) Each DSNC Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such DSNC Employee Plan is so qualified and to the knowledge of DSNC nothing has occurred that could reasonably be expected to affect the qualified status of such plan.

         (e) All contributions due from DSNC or any ERISA Affiliate with respect to any DSNC Employee Plan have been made or accrued on DSNC's financial statements, and no further contributions will be due or will have accrued thereunder as of the Effective Date, except contributions that are consistent with the Employee Plans and past practices of DSNC.

         (f) Each DSNC Employee Plan has been operated in accordance with its terms and the requirements of applicable law. All amendments and actions required to bring each of the Employee Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws or regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or section 4975 of the Code). There has been no violations of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any Employee Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Plans which, either individually or in the aggregate, could result in material liability. Neither DSNC nor any ERISA Affiliate has incurred, and no facts exist which would be likely to cause, any liability under Title IV of ERISA in connection with any DSNC Employee Plan.

         (g) The group health plans, as defined in Section 4980B(g) of the Code, that benefit employees of DSNC and ERISA Affiliates are in compliance with the continuation coverage requirements of subsection 4980B of the Code. There are no outstanding violations of Section 4980B of the Code with respect to any DSNC Employee Plan, covered employees or qualified beneficiaries.

         (h) There are no pending legal proceedings which have been asserted or instituted against any of the Employee Plans, the assets of any such Plans or DSNC or any ERISA Affiliate or the plan administrator or any fiduciary of the Employee Plans with respect to the operation of such plans (other than routine, uncontested benefits claims).

         (i) The liabilities of each Employee Plan that has been terminated or otherwise wound up, have been fully discharged in compliance with applicable law.

         (j) Except as set forth on Schedule 2.13(j), neither the execution and delivery of this Agreement or the DSNC Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of DSNC from DSNC, under any DSNC Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any DSNC Employee Plan or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

         (k) DSNC has made available to Tek a list of all employees of DSNC and their salaries as of the date of this Agreement.

         2.14 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

         (a) DSNC owns no real property. SCHEDULE 2.14(A) lists each real or personal property lease (excluding software leases) to which DSNC is a party, including without limitation as lessor or lessee, and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

         (b) DSNC has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort, except as reflected in the DSNC Financials, the DSNC SEC Reports or in SCHEDULE 2.14(B) and except for liens for taxes not yet delinquent or liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materials men and the like, and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. DSNC is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, nor has it received any notice of violation with which it has not complied, except where such violation individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on DSNC.

         2.15 ENVIRONMENTAL MATTERS.

         (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the actions of DSNC or any affiliate of DSNC, or, to DSNC's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that DSNC has at any time owned, operated, occupied or leased.

         (b) Hazardous Materials Activities. DSNC has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has DSNC disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

         (c) Permits. DSNC currently holds all environmental approvals, permits, licenses, clearances and consents which are necessary for the conduct of DSNC's Hazardous Material Activities and other businesses of DSNC as such activities and businesses are currently being conducted.

         (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to DSNC's knowledge, threatened concerning any DSNC Environmental Permit, Hazardous Material or any Hazardous Materials Activity of DSNC. DSNC is not aware of any fact or circumstance which could involve DSNC in any environmental litigation or impose upon DSNC any environmental liability.

         2.16 EMPLOYEES; LABOR MATTERS. Except as disclosed on SCHEDULE 2.16, between January 1, 1996 and the date of this Agreement, to DSNC's knowledge, no employee of DSNC has violated, in any material respect, any employment contract, patent disclosure agreement, confidentiality agreement or noncompetition agreement between such employee and any former employer of such employee due to such employee being employed by DSNC or disclosing to DSNC trade secrets or proprietary information of such employer. Except as set forth on SCHEDULE 2.16, between January 1, 1998 and the date of this Agreement, no employee of DSNC has given notice to DSNC that such employee intends to terminate his or her employment with DSNC except for terminations of a nature and number that are consistent with DSNC's prior experience. To DSNC's knowledge, there are no activities or proceedings of any labor union to organize any employees of DSNC and there are no strikes, or slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of DSNC. DSNC is not, and has never been, a party to any collective bargaining agreement. Except for failures to be in compliance which would not individually or in aggregate have a Material Adverse Effect, DSNC is, and since January 1, 1996, DSNC has been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law).

         2.17 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in
SCHEDULE 2.17, as of the date hereof, DSNC is not a party to, a party to whom a payment or an obligation is owed under, is not bound by, and none of its properties are subject to:

         (a) any employment or consulting agreement, contract or commitment with any officer, employee, consultant or member of DSNC's Board of Directors, other than those that are terminable by DSNC on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit DSNC's ability to terminate employees at will;

         (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, or pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, consultants, officers and directors of DSNC by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or in connection with any of the transactions contemplated by this Agreement;

         (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between DSNC and any of its officers or directors;

         (d) any agreement, contract or commitment containing any covenant limiting the freedom of DSNC to engage in any line of business or compete with any person or granting any exclusive distribution rights;

         (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

         (f) any joint marketing or development agreement currently in force;

         (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology, except for (i) any agreement, contract or commitment pursuant to which source code is provided for maintenance of the source code or for development of modifications thereto only, and not for distribution of source or object code to third parties and (ii) any source code escrow agreement entered into in the ordinary course of business that contains provisions relating to the release of source code if DSNC ceases to do business or fails to provide appropriate maintenance;

         (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any DSNC product;

         (i) any continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from DSNC in an amount in excess of $25,000 per annum which is not terminable on 30 days' or less notice without cost or other liability at or at any time after the Effective Time or in which DSNC has granted or received manufacturing rights, or most favored nation pricing provisions relating to any product, group of products or territory;

         (j) any contract providing for the development of software (other than contracts with consultants) for, or license of software to, DSNC, which software is used or incorporated in any DSNC Product (as defined in SECTION 2.26);

         (k) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board; or

         (l) any written agreement regarding intercompany loans, revenue or cost sharing, ownership or license of DSNC IP Rights, intercompany royalties or dividends or similar matters.

         Any agreement, contract or commitment described in clauses (a) through
(1) above shall be referred to as a "DSNC Contract." Neither DSNC, nor to DSNC's knowledge any other party to a DSNC Contract (as defined below), is in material breach, violation or default under, and DSNC has not since January 1, 1997 received notice that it has materially breached, violated or defaulted under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a material default by DSNC under, any of the DSNC Contracts.

         2.18 PURCHASE COMMITMENTS AND OUTSTANDING BIDS. All accepted and unfulfilled orders for the sale of merchandise received by DSNC, and all DSNC Contracts or commitments for the purchase of supplies by it, were made in the ordinary course of business consistent with past practice. Except as set forth on SCHEDULE 2.18, there are no claims in excess of $25,000 against DSNC to return merchandise by reason of alleged overshipments, defective merchandise or otherwise. To the knowledge of DSNC, there is no outstanding bid, proposal or unfilled order which relates to the business of DSNC which is or would, if accepted, reasonably be expected to result in a net loss to DSNC. Except as reflected on SCHEDULE 2.18, DSNC has no prepayments or deposits from customers for products to be shipped, or services to be performed, by DSNC after the Closing Date.

         2.19 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. SCHEDULE 2.19 sets forth a complete and accurate list of the names and addresses and nature of the relationship between DSNC and (i) customers, distributors and other agents and representatives of the business of DSNC with annual sales greater than $100,000 during DSNC's last fiscal year, showing the approximate total sales in dollar amount by DSNC to each such customer during such fiscal year, and (ii) suppliers of DSNC with purchases by DSNC greater than $100,000 during DSNC's last fiscal year, showing the approximate total purchases in dollars by DSNC from each supplier during such fiscal year. Except as set forth on SCHEDULE 2.19, (i) since December 31, 1997, there has been no material adverse change in the business relationship of DSNC with any customer, distributor or supplier named in SCHEDULE 2.19, and (ii) DSNC has not received any communication from any customer, distributor or supplier named in SCHEDULE 2.19 which has a contract with DSNC or which represented 5% or more of DSNC's revenues for 1998 or the first nine (9) months of 1999, of any intention to terminate or materially reduce purchases from or supplies to DSNC. As a result of the transactions contemplated hereby, and to the knowledge of DSNC, no payment, penalty, other obligation or remuneration may be required by any such customer, distributor, agent or other representative. Except as set forth on SCHEDULE 2.19, DSNC (A) has no obligation with respect to representations or warranties relating to the products and services it provides; and (B) provides no warranties with respect to work performed relating to year 2000 compliance and remediation.

         2.20 DSNC CONTRACTS. Except as described on SCHEDULE 2.20, DSNC has no material customer contracts relating to its business.

         2.21 INTENTIONALLY RESERVED.

         2.22 INTENTIONALLY RESERVED.

         2.23 DSNC PROXY STATEMENT/PROSPECTUS; TEK PROXY STATEMENT (a) The information supplied by DSNC for inclusion in the Form S-4 registration statement filed by Tek relating to the issuance of Tek Preferred Stock in the Merger (together with all amendments thereto and any information incorporated therein by reference, the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by DSNC for inclusion in the proxy statement/prospectus to be sent to the shareholders of DSNC in connection with the meeting of DSNC's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "DSNC Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "DSNC Proxy Statement") shall not, on the date the DSNC Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to DSNC's shareholders, at the time of the DSNC Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the DSNC Shareholders' Meeting which has become false or misleading. The DSNC Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to DSNC or any of its affiliates, officers or directors should be discovered by DSNC which should be set forth in an amendment to the Registration Statement or a supplement to the DSNC Proxy Statement, DSNC shall promptly inform Tek and shall assist Tek in appropriately amending or supplementing the Registration Statement. Notwithstanding the foregoing, DSNC makes no representation or warranty with respect to any information supplied by Tek or Merger Sub which is contained in any of the foregoing documents.

         (b) The information supplied by DSNC for inclusion in the proxy statement to be sent to the shareholders of Tek in connection with the meeting of Tek's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Tek Shareholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Tek Proxy Statement") shall not, on the date the Tek Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Tek's shareholders, at the time of the Tek Shareholders' Meeting and at the Effective Time, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or (ii) omit to state any material fact necessary to correct any statement in any earlier communication based upon information supplied by DSNC for inclusion therein with respect to the solicitation of proxies for the Tek Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to DSNC or any of its affiliates, officers or directors should be discovered by DSNC which should be set forth in a supplement to the Tek Proxy Statement, DSNC shall promptly inform Tek and shall assist Tek in appropriately supplementing the Tek Proxy Statement. Notwithstanding the foregoing, DSNC makes no representation or warranty with respect to any information supplied by Tek or Merger Sub which is contained in any of the foregoing documents.

         2.24 BOARD AND SHAREHOLDER APPROVAL. The Board of Directors of DSNC has, as of the date of this Agreement, unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is fair to, and in the best interests of, DSNC and its shareholders and (iii) determined to recommend that the shareholders of DSNC approve and adopt this Agreement and approve the Merger. The affirmative vote of the holders of a majority of the outstanding shares of DSNC Common Stock is the only vote of the holders of any class or series of capital stock of DSNC necessary to approve the Merger.

         2.25 FAIRNESS OPINION. DSNC has received a written opinion from Valuation Counselors, Inc., dated as of or prior to the date hereof, the Exchange Ratio is fair to DSNC's shareholders from a financial point of view and has delivered to Tek a copy of such opinion.

         2.26 PRODUCTS AND DISTRIBUTION. SCHEDULE 2.26 contains a complete list of the proprietary software products distributed or installed by DSNC (the "DSNC Published Products"). SCHEDULE 2.26(A) sets forth, for each DSNC Product, the following (to the extent not already listed on another Schedule to this Agreement): (i) a list of all contracts and agreements (including without limitation all development, trademark license, technology license, distribution or other agreements) relating to the DSNC Products; (ii) the identity of all independent contractors with whom DSNC has entered into agreement(s) calling for payment, in any single or group of related contracts, by or to DSNC in the aggregate amount of at least $25,000 since January 1, 1998, and a list of the agreements with such independent contractors; (iii) the advances paid or payable, and the royalties payable, to any third parties with respect to such DSNC Product; and (iv) a list of the third parties with distribution rights to such DSNC Product.

         2.27 INTENTIONALLY RESERVED.

         2.28 YEAR 2000 COMPLIANCE. DSNC has not incurred any material liability, or suffered any material business interruptions, in connection with the year 2000 issue.

         2.29 INVENTORIES. Any and all inventory relating to the business of DSNC (the "Inventory") is properly valued at the lower of cost (first-in, first-out) or market in accordance with generally accepted accounting principles consistently applied, and except for items sold in the ordinary course of business, consists of and will, at the Effective Time, consist of items of a quality and quantity currently usable and saleable in the ordinary course of business without markdown or discount. With respect to Inventory in the hands of suppliers for which DSNC is committed as of the date hereof or as of the Effective Time, such Inventory is described in SCHEDULE 2.29 and is reasonably expected to be usable in the ordinary course of business as the business of DSNC is presently being conducted. All items included in the Inventory are the property of DSNC, except for those items sold in the ordinary course of the business of DSNC; for each of these sales either the purchaser has made full payment therefore or the purchaser's liability to make payment is reflected in the books of DSNC. Except as set forth on SCHEDULE 2.29, no items included in the Inventory have been pledged as collateral or are held by DSNC on consignment from others. The Inventory is free of defects to the knowledge of DSNC and, to the extent that it consists of finished or semi-finished goods, complies with any specifications submitted by the purchasers thereof.

         2.30 INTERESTED PARTY TRANSACTIONS. Except as disclosed in the DSNC SEC Reports filed prior to the date of this Agreement, since the date of DSNC's last proxy statement to its shareholders, no event has occurred that would be required to be reported by DSNC as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

         2.31 DISCLOSURE. No representation or warranty by DSNC contained in this Agreement (including the Schedules referred to herein), or in any certificate furnished or to be furnished by DSNC to Tek in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF TEK AND MERGER SUB

         Tek and Merger Sub represent and warrant to DSNC as follows:

         3.1 ORGANIZATION OF TEK AND MERGER SUB.

         (a) Each of Tek and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and, except as set forth on SCHEDULE 3.1(A), is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Tek or Merger Sub.

         (b) Tek has delivered or made available to DSNC a true and correct copy of the charter and bylaws of Tek and Merger Sub, each as amended to date, and each such instrument is in full force and effect. Neither Tek nor Merger Sub is in violation of any of the provisions of its respective articles of incorporation or bylaws.

         3.2 TEK AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of Tek consists of 100 million shares of Common Stock, par value $.0001 per share, of which there were 15,848,529 shares issued and outstanding as of the date hereof, and 10 million shares of Tek Preferred Stock, par value $.0001 per share, of which there are no shares issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, of which, as of the date hereof, 100 shares are issued and outstanding and held by Tek. Merger Sub is an operating entity and has material assets and liabilities. All outstanding shares of Tek Common Stock and Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of each of Tek and Merger Sub, or any agreement or document to which Tek and/or Merger Sub is a party or by which either is bound. Tek has reserved a sufficient number of shares of Tek Preferred Stock for the issuance of shares to the shareholders of DSNC in the Merger. The shares of Tek Preferred Stock to be issued pursuant to the Merger will be duly authorized and validly issued and at the Effective Time will be fully paid, nonassessable and free of preemptive rights.

         3.3 AUTHORITY.

         (a) Each of Tek and Merger Sub (as applicable) has all requisite corporate power and authority to enter into this Agreement and each other agreement entered into by it in connection with the transactions contemplated hereby (the "Tek Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Tek Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Tek and, in the case of this Agreement, Merger

Sub, subject only to the filing and recordation of the Certificate of Merger pursuant to New York Law. Each of this Agreement and the Tek Ancillary Agreements has been duly executed and delivered by each of Tek and Merger Sub (as applicable) and, assuming the due authorization, execution and delivery by DSNC, constitutes the legal, valid and binding obligation of Tek and Merger Sub enforceable in accordance with its terms. The execution and delivery of this Agreement and the Tek Ancillary Agreements by each of Tek and Merger Sub (as applicable) does not, and the performance of this Agreement and the Tek Ancillary Agreements by each of Tek and Merger Sub (as applicable) and consummation by Tek and Merger Sub of the transactions contemplated hereby and thereby will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Tek or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Tek's other operating subsidiaries, (ii) subject to compliance with the requirements set forth in
SECTION 3.3(B) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Tek or any of its operating subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Tek's or any of its operating subsidiaries' (including Merger Sub) rights or alter the rights or obligations of any third party under, or give rise to any rights of termination, amendment, acceleration or cancellation of any obligation contained in, or result in the creation of a lien or encumbrance on any of the properties or assets of Tek or any of its operating subsidiaries (including Merger Sub) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Tek or any of its operating subsidiaries (including Merger Sub) is a party or by which Tek or any of its operating subsidiaries or its or any of their respective properties or assets is bound or affected, except with respect to clause (iii) for any such conflicts, violations, defaults, rights, liens, encumbrances or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Tek. SCHEDULE 3.3(A) lists all consents, waivers and approvals under any of Tek's or any of its operating subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

         (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained by Tek or Merger Sub in connection with the execution and delivery of this Agreement, the Tek Ancillary Agreements or the consummation of the Merger, except for (i) the filing of the Registration Statement relating to the issuance of Tek Preferred Stock in the Merger with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of New York, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Tek or a material adverse effect on the ability of the parties to consummate the Merger.

         3.4 SEC FILINGS; TEK FINANCIAL STATEMENTS.

         (a) Tek has filed all forms, reports and documents, together with all exhibits, required to be filed with the SEC since June 30, 1999, and has made available to DSNC all forms, reports and documents in the form filed with the SEC. All such forms, reports and documents (including those that Tek may file subsequent to the date hereof) are referred to herein as the "Tek SEC Reports." The Tek SEC Reports (i) as of their respective dates were prepared and filed in accordance with and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Tek SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or, in the case of Tek SEC Reports filed under the Securities Act, when such filing became effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Tek SEC Reports (the "Tek Financials"), including any Tek SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Tek and its subsidiaries as at the respective dates thereof and the consolidated results of Tek's operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The balance sheet of Tek contained in Tek SEC Reports as of June 30, 1999 is hereinafter referred to as the "Tek Balance Sheet." Except as disclosed in the Tek Financials, since the date of the Tek Balance Sheet through the date of this Agreement neither Tek nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Tek and its subsidiaries taken as a whole, except liabilities (i) provided for in the Tek Balance Sheet, (ii) incurred since the date of the Tek Balance Sheet in the ordinary course of business consistent with past practices that would not have a Material Adverse Effect on Tek, or (iii) disclosed on SCHEDULE 3.4(B).

         (c) Tek has heretofore furnished to DSNC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Tek with the SEC pursuant to the Securities Act or the Exchange Act.

         3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Tek Balance Sheet through the date of this Agreement, there has not been any Material Adverse Effect on Tek or any event that would reasonably be likely to have a Material Adverse Effect on Tek, except as shall be set forth on SCHEDULE 3.5.

         3.6 INTENTIONALLY RESERVED.

         3.7 DSNC PROXY STATEMENT/PROSPECTUS. The information supplied by Tek for inclusion in the Registration Statement filed by Tek shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Tek for inclusion in the DSNC Proxy Statement shall not, on the date the DSNC Proxy Statement (or any amendment or supplement thereto) is first mailed to DSNC's shareholders, at the time of the DSNC Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the DSNC Shareholders' Meeting which has become false or misleading. The DSNC Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Tek or any of its affiliates, officers or directors should be discovered by Tek which should be set forth in an amendment to the Registration Statement or a supplement to the DSNC Proxy Statement, Tek shall promptly inform DSNC. Notwithstanding the foregoing, Tek makes no representation or warranty with respect to any information supplied by DSNC which is contained in any of the foregoing documents.

         3.8 BOARD APPROVAL. The Board of Directors of Tek has (i) determined that the Merger is fair to, and in the best interests of,Tek and its shareholders and (ii) approved the Merger.

         3.9 FAIRNESS OPINION. Tek has received a written opinion from Valuemetrics, Inc., dated as of or prior to the date hereof, to the effect that the Exchange Ratio is fair to Tek's shareholders from a financial point of view.

         3.10 BROKER'S FEES. Neither Tek nor, to the knowledge of Tek, any of its directors, officers or employees, has employed any person or entity as a broker, finder or agent or incurred any liability for any broker's fees, finder's fees or other commission in connection with the Merger or the related transactions contemplated by this Agreement.

         3.11 DISCLOSURE. No representation or warranty by Tek or Merger Sub contained in this Agreement (including the Schedules referred to herein), or in any certificate furnished or to be furnished by Tek or Merger Sub to DSNC in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, DSNC shall, except as permitted by the terms of this Agreement, carry on and use reasonable best efforts to preserve its business, in all material respects, in the usual, regular and ordinary course, and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and use its reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

         In addition, except as permitted by the terms of this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, DSNC shall not do any of the following:

         (a) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

         (b) grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Tek, or adopt any new severance plan;

         (c) transfer or license to any person or entity or otherwise extend the term of any agreement with respect to, amend or modify any rights (including without limitation distribution rights) to the DSNC IP Rights or enter into assignments of future patent rights, other than licenses and distribution rights in the ordinary course of business;

         (d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

         (e) repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of DSNC;

         (f) except for any shares of DSNC Common Stock issued pursuant to the resolution or settlement of In Re: DSNC Systems Network Corporation Securities Litigation (including pursuant to any indemnity obligations of DSNC with respect thereto), issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or accelerate the vesting of any outstanding option or other security, other than the issuance, delivery and/or sale of (i) shares of DSNC Common Stock pursuant to the exercise of outstanding stock options or warrants, (ii) shares of DSNC Common Stock issuable to participants in the DSNC ESPP consistent with the terms thereof and (iii) options to purchase DSNC Common Stock granted at fair market value, consistent with past practice and in accordance with the Option Plan;

         (g) cause, permit or propose any amendments to any charter document or bylaw;

         (h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof or joint venture or strategic partnerships, or, except for transactions in the ordinary course of business consistent with past practice (i) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of DSNC or (ii) enter into any alliances;

         (i) sell, lease, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of DSNC, except in the ordinary course of business consistent with past practice;

         (j) incur any indebtedness for borrowed money except pursuant to existing funded debt agreements disclosed on SCHEDULE 2.17, or guarantee any indebtedness of any person for borrowed money;

         (k) intentionally reserved;

         (l) make any payments outside of the ordinary course of business in excess of $25,000 individually or $100,000 in aggregate for purposes of settling any dispute other than payments not in excess of amounts reserved or accrued on the audited DSNC Financials for the period ended December 31, 1998;

         (m) intentionally reserved;

         (n) pay (or make any oral or written commitments or representations to pay) any bonus, increased salary or wage rate or special remuneration to any director, officer, employee or consultant (except, after consultation with Tek, (i) for normal salary increases consistent with past practices not to exceed 10% per year, (ii) pursuant to existing arrangements previously disclosed to Tek and
(iii) for reasonable bonuses to encourage retention of employees after the announcement of a Superior Proposal (as defined below)) or enter into (except as specifically set forth herein) or vary the terms of any employment, consulting or severance agreement with any such person, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, pay any severance or termination pay (other than payments made in accordance with plans or agreements existing on the date hereof), grant any stock option (except for normal grants to newly hired employees or newly promoted employees consistent with past practices) or issue any restricted stock, or enter into or modify any agreement or plan or increase benefits of the type described in Section 2.13;

         (o) change its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

         (p) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of its business, consistent with past practice;

         (q) lend any amount to any person or entity, other than advances for travel and expenses which are incurred in the ordinary course of business;

         (r) except as set forth on SCHEDULE 4.1(R) and in amounts not to exceed those set forth on such Schedule, waive or release any right or claim except for the waiver or release of non-material claims in the ordinary course of business, consistent with past practice;

         (s) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization or agreement affecting the number or rights of outstanding shares of its capital stock of any class or affecting any other of its securities;

         (t) agree to any audit assessment by any Tax authority in excess of $75,000;

         (u) change any insurance coverage; PROVIDED, that DSNC may change its insurance carrier with respect to any type of insurance coverage to a carrier that is rated AAA by AM Best, as long as such change of carrier alone does not result in more than a two (2%) increase in premium for the relevant insurance coverage.

         (v) enter into any contract or agreement material to the business, results or operations or financial condition of DSNC other than in the ordinary course of business, consistent with past practices;

         (w) (i) take or agree or commit to take any action that would make any representation and warranty of DSNC hereunder inaccurate at, or as of any time prior to, the Effective Time, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate at any such time; or

         (x) agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (w) above.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 DSNC PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; TEK PROXY STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

         (a) As promptly as practicable after the execution of this Agreement, DSNC and Tek will prepare, and file with the SEC, the DSNC Proxy Statement and the Tek Proxy Statement, and Tek will prepare and file with the SEC the Registration Statement in which the DSNC Proxy Statement will be included as a prospectus. Each of DSNC and Tek will respond to any comments of the SEC, will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act and the DSNC Proxy Statement and the Tek Proxy Statement to be cleared by the SEC as promptly as practicable after such filings and, to the extent that presenting this Agreement and the Merger to DSNC's shareholders and Tek's shareholders for their respective approval and adoption would not violate applicable law, DSNC will cause the DSNC Proxy Statement to be mailed to the DSNC shareholders, and Tek will cause the Tek Proxy Statement to be mailed to the Tek shareholders, at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of DSNC and Tek will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of DSNC and Tek will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the DSNC Proxy Statement, the Tek Proxy Statement, or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the DSNC Proxy Statement, the Tek Proxy Statement, the Merger or any Other Filing. Each of DSNC and Tek will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever DSNC or Tek obtains knowledge of the occurrence of any event which is required to be set forth in an amendment or supplement to the DSNC Proxy Statement, the Tek Proxy Statement, the Registration Statement or any Other Filing, DSNC or Tek, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of DSNC or Tek, such amendment or supplement.

         (b) Subject to the provisions of Section 5.4(b) the DSNC Proxy Statement will include the recommendation of the Board of Directors of DSNC, and the Tek Proxy Statement will include the recommendation of the Board of Directors of Tek, in favor of adoption and approval of this Agreement and approval of the Merger (except that notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of DSNC or the Board of Directors of Tek may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties would require it to do so).

         5.2 MEETING OF SHAREHOLDERS. Promptly after the date hereof, (i) DSNC will take all action necessary in accordance with Michigan Law and its Articles of Incorporation and Bylaws, and (ii) Tek will take all action necessary in accordance with the laws of the State of Delaware ("Delaware Law") and its Articles of Incorporation and Bylaws, to convene the DSNC Shareholders' Meeting and Tek Shareholders' Meeting, respectively to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. For so long as the Board of Directors of DSNC or Tek, respectively, continues to make the recommendation set forth in Section 5.1, DSNC or Tek, respectively, will use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of The National Association of Securities Dealers, Inc. and Michigan Law or Delaware Law, respectively, to obtain such approvals.

         5.3 CONFIDENTIALITY.

         (a) The parties acknowledge that Tek and DSNC have previously executed a Reciprocal Confidentiality Agreement, dated October 29, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

         (b) Access to Information. Upon reasonable notice, each of DSNC and Tek will afford to the other and its accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

         5.4 NO SOLICITATION.

         (a) Subject to Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, DSNC shall not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage, negotiate or accept the making, submission or announcement of, any Acquisition Proposal (as defined below) by any person, entity or group (other than Tek and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning DSNC to, or afford any access to the properties, books or records of DSNC to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Tek and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to DSNC. Without limiting the generality of the foregoing, DSNC acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any director or officer of DSNC, or by any employee, representative, investment banker, agent or affiliate of DSNC having direct or indirect authority from DSNC or any director or officer of DSNC, shall be deemed to constitute a breach of this Section 5.4 by DSNC. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal, inquiry or offer relating to or which the entity has reason to believe relates to (i) any merger, consolidation, combination, sale, dividend or other disposition of substantial assets or properties or similar transactions or series of transactions involving the entity or any subsidiaries of the entity,
(ii) sale, dividend, split, or other disposition of 10% or more of the shares of capital stock or other equity interests of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the entity; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. As of the date hereof, DSNC will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal. DSNC will (i) notify Tek as promptly as practicable if it receives any proposal or inquiry or request for DSNC in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable deliver to Tek a copy of such proposal, inquiry or request if it is in written form terms and conditions of any such Acquisition Proposal, as well as the identity of the third party submitting such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, DSNC will not, and will instruct its directors, officers, employees, representatives, investment bankers, agents and affiliates (including any subsidiaries) not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Tek); PROVIDED, HOWEVER, that nothing herein shall prohibit DSNC's Board of Directors from taking and disclosing to DSNC's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

         (b) Notwithstanding anything contrary contained in Section 5.4(a) or elsewhere in this Agreement, prior to the Effective Time, DSNC may, to the extent the Board of Directors of DSNC determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties to shareholders under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph
(c) below, furnish non-public information, and afford access to the properties, books or records of DSNC to any person, entity or group after such person, entity or group has delivered to DSNC in writing, an unsolicited bona fide Acquisition Proposal (which has not been withdrawn) which the Board of Directors of DSNC in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would be reasonably likely to result in a transaction financially more favorable than the Merger to the shareholders of DSNC (a "Superior Proposal"); PROVIDED, that, prior to furnishing such information to, or entering into discussions or negotiations with, such person, entity or group, DSNC provides written notice to Tek to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, entity or group, and keeps Tek informed of the status of any such discussions or negotiations. In the event DSNC receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this paragraph
(b)) will prevent the Board of Directors of DSNC from recommending such Superior Proposal to DSNC's shareholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of DSNC may withdraw, modify or refrain from making its recommendations set forth in Section 5.1(b), and, to the extent it does so, DSNC may refrain from soliciting proxies and taking such other action necessary to secure the affirmative vote of its shareholders as may be required by Section 5.2; PROVIDED, that (to the extent permissible under applicable law governing the Board's fiduciary duties) DSNC shall remain obligated under Section 5.2 to convene the DSNC Shareholder Meeting and shall have the vote on the Merger considered by the shareholders of DSNC prior to the vote (if any) on the Superior Proposal; and PROVIDED, FURTHER, that (to the extent permissible under applicable law governing the Board's fiduciary duties) DSNC shall not recommend to its shareholders a Superior Proposal for a period of not less than 48 hours after Tek's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing) and the identity of the third party. Notwithstanding anything elsewhere contained in Section 5.4(a) or elsewhere in this Agreement, DSNC may, if its Board of Directors determines, in good faith, after consultation with outside legal counsel that the Board's fiduciary duties to shareholders under applicable law require it to do so, enter into an agreement or understanding relating to a Superior Proposal; PROVIDED, that (i) (to the extent permissible under applicable law governing the Board's fiduciary duties) such agreement or understanding provides that the Merger shall be considered by the shareholders of DSNC prior to the Superior Proposal and (ii) if the Merger is approved by the shareholders of DSNC, neither DSNC nor Tek shall be required to pay a fee or otherwise incur any liability arising out of the agreement or understanding relating to the Superior Proposal, including, without limitation, as a result of the Superior Proposal not being approved. The performance of such agreement or understanding relating to the Superior Proposal to the extent necessary to facilitate the due consideration of such Superior Proposal at the meeting of the shareholders of DSNC after consideration of the Merger by the shareholders of DSNC shall not constitute a breach of this Agreement.

         (c) Notwithstanding anything to the contrary herein, DSNC will not provide any non-public information to a third party unless: (x) DSNC provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the

Confidentiality Agreement; and (y) such non-public information has been previously provided to Tek.

         5.5 PUBLIC DISCLOSURE.

         (a) DSNC and Tek will consult and mutually agree with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq Stock Market.

         (b) DSNC will notify Tek before issuing any press release or otherwise making any public statement with respect to an Acquisition Proposal.

         5.6 LEGAL REQUIREMENTS. Each of DSNC, Merger Sub and Tek will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Tek will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Tek Preferred Stock pursuant hereto. DSNC will use its commercially reasonable efforts to assist Tek as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Tek Preferred Stock pursuant hereto.

         5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, DSNC and Tek will each use its commercially reasonable efforts to obtain all consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, DSNC shall, within ten (10) days of the date hereof, provide a complete and accurate list of, and subsequent to such twenty day period shall use its reasonable best efforts to obtain, all consents, waivers and approvals relating to any change of control provisions contained in the DSNC Contracts.

         5.8 NOTIFICATION OF CERTAIN MATTERS; FINANCIAL STATEMENTS. DSNC will give prompt notice to Tek and Merger Sub, and Tek and Merger Sub will give prompt notice to DSNC, after obtaining knowledge of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, (b) any Material Adverse Effect on DSNC or Tek and Merger Sub or (c) any failure of DSNC and Merger Sub or Tek, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in
Section 6.2(b) or 6.3(b), as the case may be, would not be satisfied as a result thereof. To ensure compliance with this Section 5.8, DSNC shall deliver to Tek as soon as practicable but in any event within thirty days after the end of each monthly accounting period beginning with the month ended September 30, 1999 and ending with the monthly accounting period occurring before the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, an unaudited balance sheet, statement of operations and statement of cash flows for DSNC, which financial statements shall be prepared in the ordinary course of business, in accordance with DSNC's books and records and generally accepted accounting principles and shall fairly present the financial position of DSNC as of their respective dates and the results of DSNC's operations for the periods then ended. DSNC also shall furnish to Tek, prior to the Closing Date, audited financial statements for the period ending December 31, 1999. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.9 REASONABLE BEST EFFORTS AND FURTHER ASSURANCES. Subject to the respective rights and obligations of DSNC and Tek under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and other transactions contemplated hereby, to fulfill and cause to be fulfilled the conditions to closing under this Agreement and to effect the Closing as soon as practicable; PROVIDED, that neither DSNC nor Tek nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the first sentence of this Section 5.9, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including but not limited to actions to be taken at and after the Effective Time.

         5.10 INTENTIONALLY RESERVED.

         5.11 SCHEDULES. Notwithstanding anything to the contrary contained in this Agreement, information disclosed in a Schedule to this Agreement shall be deemed to be disclosed in all other Schedules, provided that such information shall be disclosed with sufficient specificity such that the applicability of such information to such other Schedules shall be apparent.

         5.12 NASDAQ LISTING. Tek agrees to authorize for listing on the Nasdaq Small Cap Market, prior to the Effective Time, the shares of Tek Preferred Stock issuable in connection with the Merger, upon official notice of issuance.

         5.13 DSNC AFFILIATE AGREEMENT.

         (a) Set forth on SCHEDULE 5.13 is a list of those persons who may be deemed to be, in DSNC's reasonable judgment, affiliates of DSNC within the meaning of Rule 145 promulgated under the Securities Act (each a "DSNC Affiliate"). DSNC will provide Tek with such information and documents as Tek reasonably requests for purposes of reviewing such list. DSNC shall deliver or cause to be delivered to Tek, as promptly as practicable on or following the date hereof (and in any event no later than the date 30 days prior to the Effective Time), from each DSNC Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT D (the "DSNC Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Tek will be entitled to place appropriate legends on the certificates evidencing any Tek Preferred Stock to be received by a DSNC Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Tek Preferred Stock, consistent with the terms of the DSNC Affiliate Agreement.

         (b) DSNC shall deliver or cause to be delivered to Tek, as promptly as practicable on or following the date hereof (and in any event no later than March 17, 2000), from each of Michael Grieves, Richard Burkhart and Gregory Cocke, the Voting Agreement, which Voting Agreement will be in full force and effect as of the Effective Time.

         5.14 TAX-FREE MERGER. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a)(2)(D) of the Code.

         5.15 RESERVED INTENTIONALLY.

         5.16 EMPLOYEE MATTERS. Promptly following the Merger, as determined by Tek in its sole discretion, employees of DSNC will (a) continue under the current employee benefit plans of DSNC, or (b) become subject to Tek standard employee benefit plans on an equivalent basis with other similarly situated employees of Tek and will receive full credit for purposes of vesting and eligibility to participate under such plans for years of service at DSNC.

         5.17 DIRECTOR AND OFFICER LIABILITY. For six years after the Effective Time, Tek will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of DSNC in respect of acts or omissions occurring prior to the Effective Time to the extent provided under DSNC's Articles of Incorporation and Bylaws in effect on the date hereof; PROVIDED, that such indemnification shall (i) be subject to any limitations imposed from time to time under applicable law that pursuant to such law are applicable to such indemnification, and (ii) continue beyond such six year period with respect to claims filed prior to, and unresolved at, the end of such period. For six years after the Effective Time, Tek will cause the Surviving Corporation to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by DSNC's officers' and directors' liability insurance policy on terms with respect to coverage no less favorable than those of such policy in effect on the date hereof with a policy coverage amount of $1 MILLION; PROVIDED, that Tek may substitute therefor policies of at least the same coverage containing terms that are no less favorable to the extent such liability insurance can be maintained at an aggregate cost to Tek not greater than $255,000 in total premiums for such officers' and directors' liability insurance over the course of such six year period; PROVIDED, FURTHER, that if such insurance cannot be so maintained or obtained at such cost, Tek shall maintain or obtain as much of such insurance for each such person as can be so maintained or obtained at an aggregate cost of $255,000 in total premiums for such officers' and directors' liability insurance over the course of such six year period. Any counsel retained in connection with the provisions of this Section 5.17 shall be chosen by Tek, which counsel shall be reasonably satisfactory to the indemnitees and only one law firm shall be retained with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnitees. Tek will cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel. Neither Tek nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be unreasonable withheld).

         5.18 FOOTHILL CAPITAL CORP. On the date of signing the Agreement, Tek will provide a guarantee of collection, rather than of payment, to Foot Hill Capital Corp. with respect to $2,000,000 of indebtedness outstanding under the Foot Hill Capital Credit Agreement between DSNC and Foot Hill Capital (the "Guarantee"). The Guarantee will terminate at the earlier of: (i) the Closing of the Merger under the terms of the Agreement; or (ii) in the event that the Agreement is terminated prior to the Closing, at the earlier of (w) the date that the Agreement is terminated by Tek and/or Merger Sub (either being referred to as a "Tek Party"), if terminated by a Tek Party due to a breach of the Agreement by DSNC, including but not limited to a breach of covenant, representation or warranty, or other willful, reckless, or grossly negligent breach of the Agreement by DSNC, (x) fifteen (15) days following the date that the Agreement is terminated by DSNC, if terminated by DSNC due to a breach of the Agreement by a Tek Party, including but not limited to a breach of covenant, representation or warranty, or other willful, reckless, or grossly negligent breach of the Agreement, by any Tek Party, (y) thirty (30) days following the date that the Agreement is terminated by a Tek Party in the event that the Agreement is terminated for any reason not specified in subparagraph (w) above, and (z) the date that the Agreement is terminated by a Tek Party in the event that the Agreement is terminated by DSNC for any reason not specified in subparagraph (x) above.

         5.19 AGREEMENT CONCERNING THE BOARD OF DIRECTORS. For a period of three
(3) years following the Closing, the three (3) DSNC Designees (as hereinafter defined) will nominate the four existing Tek board members [or those four (4) persons designated by vote of such of those four board members who are still members of the Tek board (the "Tek Designees")] for reelection to the Tek Board. For the same three (3) year period, the Tek Designees will nominate the DSNC Designees (or those three (3) persons designated by vote of such of those three
(3) DSNC Designee board members who are still members of the Tek board) for reelection to the Tek Board.

                                   ARTICLE VI

                            CONDITIONS OF THE MERGER

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the shareholders of DSNC.

         (b) Registration Statement Effective; DSNC Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the DSNC Proxy Statement, shall have been initiated or threatened in writing by the SEC.

         (c) No Order; Approvals. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All consents, approvals, orders or other actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger and the transactions contemplated hereby shall have been obtained, provided that any of the foregoing relating to the SEC or the State of Michigan shall have been obtained without conditions or limitations which are unacceptable to Tek in the exercise of its reasonable business judgment.

         (d) Tax Opinions. DSNC and Tek shall each have received written opinions from their respective counsel, Bodman, Longley & Dahling LLP and Nixon Peabody LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and such opinions shall not have been withdrawn; PROVIDED, HOWEVER, that if the counsel to either DSNC or Tek does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

         (e) Nasdaq Listing. The shares of Tek Preferred Stock issuable to shareholders of DSNC pursuant to this Agreement shall have been authorized for listing on the Nasdaq Small Cap Market subject to official notice of issuance.

         (f) Third Party Consents. DSNC shall have obtained such consents and approvals as are required pursuant to the Foothill Capital Corp. Loan Security Agreement; PROVIDED, that DSNC shall not have the right to assert any such failure to obtain such consents and approvals as a condition to close if any act or failure to act by DSNC or its affiliates caused the failure of such condition.

         6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF DSNC. The obligation of DSNC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by DSNC:

         (a) Representations and Warranties. The representations and warranties of Tek and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects). In addition, the representations and warranties of Tek and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes specifically contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such particular date, with the same force and effect as if made on and as of the Effective Time. DSNC shall have received a certificate with respect to the foregoing signed on behalf of Tek by the Chief Executive Officer and the Chief Financial Officer of Tek;

         (b) Agreements and Covenants. Tek and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and DSNC shall have received a certificate to such effect signed on behalf of Tek by the Chief Executive Officer and the Chief Financial Officer of Tek;

         (c) Material Adverse Effect. No Material Adverse Effect with respect to Tek shall have occurred since the date of this Agreement; and

         (d) Legal Opinion. DSNC shall have received a legal opinion from Nixon Peabody LLP in the form attached hereto as EXHIBIT E.

         (e) Tek Preferred Stock. The Certificate of Designations, substantially in the form of EXHIBIT B, which creates the terms and conditions of the Tek Preferred Stock, shall have been filed and accepted for filing by the Secretary of State of The State of Delaware and reasonable evidence thereof provided to DSNC.

         (f) Election of Officers and Directors. To take effect on the Closing, Michael Grieves will become the Chief Executive Officer of Merger Sub and Alexander Kalpaxis will become the Chief Executive Officer of Tek. Three (3) persons designated by DSNC, who shall be reasonably acceptable to Tek, shall be appointed to the Tek Board of Directors, to take office following the Closing (the "DSNC Designees").

         (g) Tek Designees. DSNC shall receive an agreement, in such form as shall be satisfactory to DSNC, signed by each of the Tek Designees, with respect to their acceptance and agreement with the terms and conditions of Section 5.19 of this Agreement.

         (h) Tek Shareholder Vote. The shareholders of Tek, at the Tek Shareholders' Meeting held to approve this Agreement and the Merger, shall vote to authorize consummation of the Merger based on the terms of the Agreement, as it may be amended under the terms hereof.

         6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF TEK AND MERGER SUB. The obligations of Tek and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Tek:

         (a) Representations and Warranties. The representations and warranties of DSNC contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects). In addition, the representations and warranties of DSNC contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes specifically contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct in all material respects (except that representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of such particular date, with the same force and effect as if made on and as of the Effective Time. Tek shall have received a certificate with respect to the foregoing signed on behalf of DSNC by the President and the Chief Financial Officer of DSNC;

         (b) Agreements and Covenants. DSNC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Tek shall have received a certificate to such effect signed on behalf of DSNC by the President and the Chief Financial Officer of DSNC;

         (c) Material Adverse Effect. No Material Adverse Effect with respect to DSNC shall have occurred since the date of this Agreement;

         (d) Legal Opinion. Tek and Merger Sub shall have received a legal opinion from Bodman, Longley & Dahling LLP, or such other counsel to DSNC as shall be reasonably acceptable to Tek and Merger Sub and their counsel, in the form attached hereto as EXHIBIT F;

         (e) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or the legal, contractual or regulatory restraint limiting or restricting Tek's conduct or operation of its business or the business or DSNC, following the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending;

         (f) Settlement of All Shareholder Lawsuits. All outstanding or pending lawsuits brought by shareholders in which any of DSNC or any of its affiliates, officers and/or directors are named as defendants, including, without limitation, In Re: DSNC Systems Network Corporation Securities Litigation, shall have been settled and approved and such settlement and approval shall be final and nonappealable, substantially in the form approved prior to the date hereof by the Board of Directors of DSNC, by the applicable courts or authority and releases in favor of DSNC shall have been executed and delivered by the plaintiffs in such lawsuits; PROVIDED, that in each case such settlement, approval and release shall have been obtained on terms acceptable to Tek in its reasonable discretion, including without limitation with respect to the form and source of consideration to be paid by DSNC in any such settlement. Any such settlement involving the issuance of additional shares of capital stock or related rights by DSNC shall have a corresponding offset on the Exchange Ratio as contemplated in
Section 1.6(a);

         (g) Financial Statements. The audited financial statements of DSNC as at and for the one-year period ending December 31,1999 shall be acceptable to Tek in all material respects in its reasonable judgment; and

         (h) Consents; Approvals or Waivers. DSNC shall have obtained consents, approvals or waivers of any change of control provision in DSNC Contracts that are material, either individually or in the aggregate.

         (i) SEC Investigation. Tek and Merger Sub shall be satisfied, in their sole discretion, with the results of their due diligence investigation of (i) the existing formal private investigation being made by the SEC of DSNC which has been disclosed by DSNC in its SEC Filings and (ii) the consolidated class action suit filed against DSNC, and other parties, which has been disclosed by DSNC in its SEC filings.

         (j) Tek Shareholder Vote. The shareholders of Tek, at the Tek Shareholders' Meeting held to approve this Agreement and the Merger, shall vote to authorize consummation of the Merger based on the terms of the Agreement, as it may be amended under the terms hereof.

         (k) DSNC Shareholder Vote. At or prior to the DSNC Shareholders' Meeting held to authorize and approve the Merger, the holders of no more than 5% of the outstanding shares of DSNC capital stock entitled to vote at such meeting shall have acted to perfect dissenters rights under Michigan Law with respect to consummation of the Merger based on the terms of the Agreement, as it may be amended under the terms hereof.

         (l) DSNC Designees. Tek shall receive an agreement, in such form as shall be satisfactory to Tek, signed by each of the DSNC Designees, with respect to their acceptance and agreement with the terms and conditions of Section 5.19 of this Agreement.

         (m) Trademark Filing. DSNC shall have filed, or caused to be filed, such documents and instruments with the U.S. Patent and Trademark Office as shall be necessary to register the trademark "AVTrak" in the name of DSNC, and such registration shall have become and shall remain effective, and DSNC shall have provided reasonable evidence thereof to Tek and the Merger Sub.

         (n) Tax Liens. DSNC shall have fully paid and discharged all of the tax liens listed on Schedule 2.8, and DSNC shall have provided reasonable evidence thereof to Tek and the Merger Sub.

         (o) Confidentially Agreements. Each of the persons listed on SCHEDULE 2.9(C) shall have executed and delivered to DSNC a proprietary information and confidentiality agreement in substantially the form of the agreement attached hereto as EXHIBIT C.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of DSNC and/or Tek:

         (a) by mutual written consent duly authorized by the Boards of Directors of Tek and DSNC;

         (b) by either Tek or DSNC, if the Merger shall not have been consummated by June 30, 2000 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; PROVIDED, that in any event this Agreement shall be automatically terminated on September 30, 2000 in the event that the Merger shall not have been consummated by such date.

         (c) by either Tek or DSNC, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, or there shall be any law or regulation, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

         (d) by either Tek or DSNC, if the required approval of the shareholders of DSNC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof;

         (e) by Tek, if at any time prior to the approval of the Merger by the shareholders of DSNC, the Board of Directors of DSNC:

                 (i) withdraws its recommendation of this Agreement or the Merger, or

                 (ii) accepts, publicly endorses, recommends or executes a letter of intent or similar document with respect to a Superior Proposal or resolves to do any of the foregoing;

         (f) by Tek, if any of the following shall occur:

                 (i) DSNC shall have failed to include in the DSNC Proxy Statement the unanimous recommendation of the Board of Directors of DSNC in favor of approval and adoption of this Agreement and the Merger, or the Board of Directors of DSNC shall have amended or modified in a manner adverse to Tek such Board of Directors' unanimous recommendation in favor of the Merger or approval or adoption of this Agreement;

                 (ii) the Board of Directors of DSNC shall have approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any Acquisition Proposal other than the Merger;

                 (iii) a tender or exchange offer relating to securities of DSNC shall have been commenced and DSNC shall not have sent to its security holders, within 10 business days after the commencement of such tender or exchange offer, a statement that DSNC recommends rejection of such tender or exchange offer;

                 (iv) an Acquisition Proposal (other than a tender or exchange offer relating to the securities of DSNC) is publicly announced, and, upon Tek's request, DSNC fails to issue a press release announcing its opposition to such Acquisition Proposal within ten business days after such request; or

         (g) by DSNC, if Tek shall have failed to include in the Tek Proxy Statement the unanimous recommendation of the Board of Directors of Tek in favor of approval and adoption of this Agreement and the Merger, or the Board of Directors of Tek shall have amended or modified in a manner adverse to DSNC such Board of Directors' unanimous recommendation in favor of the Merger or approval or adoption of this Agreement.

         (h) by DSNC, upon a breach of any representation, warranty, covenant or agreement on the part of Tek set forth in this Agreement, or if any such representation or warranty of Tek shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; PROVIDED, HOWEVER, that if such inaccuracy in Tek's representations and warranties or breach by Tek is curable by Tek through the exercise of its commercially reasonable efforts, then DSNC may not terminate this Agreement under this
Section 7.1(h) for so long as Tek is exercising commercially reasonable efforts to cure such inaccuracy or breach, not to exceed 60 days from the time of written notice to Tek from DSNC of its intent to terminate pursuant to this
Section 7.1(h); and, PROVIDED, FURTHER, that DSNC may not terminate this Agreement pursuant to this Section 7.1(h) if it shall have breached this Agreement;

         (i) by Tek, upon a breach of any representation, warranty, covenant or agreement on the part of DSNC set forth in this Agreement, or if any such representation or warranty of DSNC shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; PROVIDED, HOWEVER, that if such inaccuracy in DSNC's representations and warranties or breach by DSNC is curable by DSNC through the exercise of its commercially reasonable efforts, then Tek may not terminate this Agreement under this Section 7.1(i) for so long as DSNC is exercising commercially reasonable efforts to cure such inaccuracy or breach, not to exceed 60 days from the time of written notice to DSNC from Tek of its intent to terminate pursuant to this Section 7.1(i); and, PROVIDED, FURTHER, that Tek may not terminate this Agreement pursuant to this Section 7.1(i) if it shall have breached this Agreement;

         (j) by either Tek or DSNC, in the event of a tender or an exchange offer relating to the securities of DSNC which is accepted by more than fifty percent (50%) of the outstanding shares of DSNC Common Stock;

         (k) by either Tek or DSNC, relying on the written opinion of outside legal counsel that the Board is required to terminate the Agreement pursuant to its fiduciary duties to the shareholders under applicable law.

         (l) by Tek or DSNC, in the event that the Market Value is less than $2.00 per share; PROVIDED, that in the event a party or any of its affiliates has engaged in short selling of Tek Common Stock, or has engaged in any means of market manipulation with respect to Tek Common Stock, in either case (i) at any time following the date of execution of the Agreement and (ii) with the intent of causing a reduction in the market price of Tek Common Stock, then that short selling or manipulating party forfeits its ability to terminate the Agreement on the grounds that the Market Value is less than $2.00 per share.

         (m) by DSNC, if at any time prior to the approval of the Merger by the shareholders of Tek, the Board of Directors of Tek withdraws its recommendation of this Agreement or the Merger;

         (n) by either DSNC or Tek, if the approval of the shareholders of Tek contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote necessary to authorize and approve the Merger under the rules of The Nasdaq Stock Market, Inc. and/or Delaware Law, upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof.

         7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Subject to the cure periods set forth in Sections 7.1(g) and (h), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         7.3 FEES AND EXPENSES.

         (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Tek and DSNC shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the DSNC Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

         (b) DSNC Payments. If this Agreement is terminated by Tek or DSNC pursuant to Section 7.1(d) or Section 7.1(j), or by DSNC pursuant to Section 7.1(k), or by Tek pursuant to Section 7.1(e) or 7.1(f), then DSNC shall pay to Tek, in cash, a non-refundable fee in the amount of $2,000,000 (the "Termination Fee"); PROVIDED, that no Termination Fee shall be payable by DSNC, in the absence of a proposal that either constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, in the event of termination pursuant to (A)
Section 7.1(d), (B) Section 7.1(e)(i) or Section 7.1(f)(i), provided in each case that the Board of Directors of DSNC is required to do so, acting in good faith after consultation with outside legal counsel, pursuant to its fiduciary duties under applicable law, or (C) Section 7.1(k). In the case of termination of this Agreement by DSNC pursuant to Section 7.1(d) where an Acquisition Proposal has been made by any person or entity other than Tek prior to such termination, and within six months of such termination a transaction is consummated or a definitive agreement or agreement in principal is entered into which relates to such Acquisition Proposal, DSNC shall pay the Termination Fee concurrently with any such consummation or the entering into of any such agreement. The Termination Fee payable pursuant to the preceding sentence shall be paid by DSNC prior to or contemporaneous with notice of such termination being provided to Tek and as a condition to DSNC's right to terminate under such provisions, and in the case of termination of this Agreement by Tek pursuant to
Section 7.1(e), Section 7.1(f) or Section 7.1(k), the Termination Fee payable pursuant to the preceding sentence shall be paid by DSNC within three business days after such notice of such termination.

         (c) No termination of this Agreement pursuant to Section 7.1(h) or 7.1(i) shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Tek, DSNC and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time shall survive the Effective Time.

         8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

         (a) if to Tek or Merger Sub, to:

             5 Hanover Square, 24th Floor
             New York, New York 10004
             Telephone: (212) 271-8520
             Facsimile: (212) 271-8083
             Attention: Alexander Kalpaxis, Executive Vice President

             with a copy to:

             Nixon Peabody LLP
             437 Madison Avenue
             New York, New York 10022
             Attenti    Peter W. Rothberg
             Telep      (212) 940-3106
             Facsim     (212) 940-3111

         (b) if to DSNC, to:

             34705 W. 12 Mile Road, Suite 300
             Farmington Hills, Michigan 48331
             Attention: Michael W. Grieves, President
             Telephone: (248) 489-7117
             Facsimile: (248) 489-1007

             with a copy to:

             Bodman, Longley & Dahling LLP
             100 Renaissance Center, 34th Floor
             Detroit, Michigan 48243
             Attention: Robert J. Diehl, Jr.
             Telephone: (313) 393-7597
             Facsimile: (313) 393-7579

         8.3 INTERPRETATION; KNOWLEDGE.

         (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) For purposes of this Agreement (a) as it relates to Tek, the term "knowledge" means, with respect to any matter in question, that any of the Chief Executive Officer or Controller of Tek has actual knowledge of such matter and (b) as it relates to DSNC, the term "knowledge" means, with respect to any matter in question, that either of the Chief

                                      -46

         Executive Officer or the Chief Financial Officer of DSNC has actual knowledge of, or reasonably should have known of, such matter.

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including all Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.17.

         8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

         8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         8.11 WAIVER OF JURY TRIAL. EACH OF TADEO, DSNC AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF TADEO, DSNC OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                  TEKINSIGHT.COM, INC.


                                  By:/s/Alexander Kalpaxis
                                     ------------------------------------------
                                     Alexander Kalpaxis, Chief Technical Officer

                                  ASTRATEK, INC.


                                  By:/s/Alexander Kalpaxis
                                     -------------------------------------------
                                     Alexander Kalpaxis, President

                                  DATA SYSTEMS NETWORK CORPORATION


                                  By:/s/Michael Grieves
                                     -------------------------------------------
                                     Michael Grieves, President

                                                                      Exhibit A


                                VOTING AGREEMENT

         This VOTING AGREEMENT (the "Agreement"), dated as of February 18, 2000, among the undersigned stockholders (the "Stockholders") of Data Systems Network Corporation, a Michigan corporation ("DSNC"), Astratek, Inc., a New York corporation ("Astratek"), and TekInsight.Com, Inc., a Delaware corporation ("Tek").

                              STATEMENT OF PURPOSE

         A. Concurrently with the execution of this Agreement, DSNC, Astratek and Tek have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement");

         B. Each Stockholder is the record and beneficial owner of the number of shares of DSNC's Common Stock set forth opposite its name on SCHEDULE 1 attached hereto (the "Shares")

         C. The approval of the Merger Agreement by the shareholders of DSNC is a condition to the consummation of the Merger;

         D. In order to induce Astratek and Tek to enter into the Merger Agreement, the Stockholders wish to agree (i) to vote the Shares and any other such shares of capital stock of DSNC owned by them so as to facilitate consummation of the transactions contemplated by the Merger Agreement, (ii) not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of DSNC acquired hereafter and prior to the Expiration Date (as defined below) and (iii) to deliver an irrevocable proxy to vote the Shares to Tek.

         NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. REPRESENTATIONS OF STOCKHOLDERS. Each of the Stockholders represents and warrants (each as to himself or itself) to Astratek and Tek that (a) except for shares pledged to lending institutions in connection with bona fide loan transactions, in which case all voting rights relating to such shares are retained by the Stockholder, such Stockholder lawfully owns the Shares set forth opposite such Stockholder's name on SCHEDULE 1 free and clear of all liens, claims, charges, security interests or other encumbrances and, except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any shares of capital stock of DSNC and there are no voting trusts or voting agreements with respect to such Shares, (b) such Stockholder does not own any shares of Common Stock other than such Shares and does not have any options (other than employee stock options), warrants or other rights to acquire any additional shares of capital stock of DSNC or any security exercisable for or convertible into shares of capitol stock of DSNC, and (c) such Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully such

Stockholder's obligations hereunder. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

         2. AGREEMENT TO VOTE SHARES. Each of the Stockholders agrees during the term of this Agreement to vote such Stockholder's Shares and any New Shares (as defined in Section 6 hereof), and to cause any holder of record of such Shares or New Shares to vote (a) in favor of adoption and approval of the Merger Agreement, all agreements related to the Merger Agreement and any actions related thereto at any meeting of the stockholders of DSNC at which such matters are considered and at every adjournment thereof, (b) against any action or agreement that would compete with, impede, interfere with or attempt (i) to discourage the Merger Agreement, all agreements related to the Merger Agreement and any actions related thereto or (ii) inhibit the timely consummation of the Merger Agreement, all agreements related to the Merger Agreement and any actions related thereto, and (c) against any other merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of DSNC or its subsidiaries; PROVIDED, that the foregoing clauses (b) and (c) shall not restrict any director of DSNC from taking any action as a director that such director reasonably believes after consultation with outside counsel is required to satisfy such director's fiduciary duty to stockholders of DSNC. Each Stockholder agrees to deliver to Tek upon request a proxy substantially in the form attached hereto as SCHEDULE 2, which proxy shall be irrevocable during the term of this Agreement to the extent permitted under applicable law.

         3. NO VOTING TRUSTS. During the term of this Agreement, each of the Stockholders agrees that such Stockholder will not, nor will such Stockholder permit any entity under such Stockholder's control, to deposit any of such Stockholder's Shares in a voting trust or subject any of their Shares to any arrangement with respect to the voting of such Shares other than agreements entered into with Tek.

         4. NO PROXY SOLICITATIONS. During the term of this Agreement, each of the Stockholders agrees that such Stockholder will not, nor will such Stockholder permit any entity under such Stockholder's control to, (a) solicit proxies or become a "participant" in a "solicitation," (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934 (the "1934 Act") in opposition to or competition with the Merger Agreement, all agreements related to the Merger Agreement and any actions related thereto, (b) otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or attempt to discourage the Merger Agreement, all agreements related to the Merger Agreement and any actions related thereto or inhibit the timely consummation of the Merger Agreement, all agreements related to the Merger Agreement and any actions related thereto, (c) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of DSNC's stockholders in opposition to or in competition with the Merger Agreement, all agreements related to the Merger Agreement and any actions related thereto, or (d) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of DSNC for the purpose of opposing, competing with or impeding the consummation of the Merger Agreement, all agreements related to the Merger Agreement and any actions related thereto; PROVIDED, that the foregoing shall not restrict any director of DSNC from taking any action as a director that such director reasonably believed after consultation with outside counsel is required to satisfy such director's fiduciary duty to stockholders of DSNC.

         5. TRANSFER AND ENCUMBRANCE. On or after the date hereof and during the term of this Agreement, each of the Stockholders agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Stockholder's Shares or New Shares (other than the disposition in market transactions of New Shares acquired upon exercise of any employee stock options, on notice to Tek, as necessary to pay the tax liabilities incurred upon exercise of any such options).

         6. ADDITIONAL PURCHASES. Each of the Stockholders agrees that such Stockholder will not purchase or otherwise acquire beneficial ownership of any shares of DSNC Common Stock after the execution of this Agreement ("New Shares"), nor will any Stockholder voluntarily acquire the right to vote or share in the voting of any shares of DSNC Common Stock other than the Shares, unless such Stockholder agrees to deliver to Tek immediately after such purchase or acquisition an irrevocable proxy substantially in the form attached hereto as
SCHEDULE 2 with respect to such New Shares. Each of the Stockholders also severally agrees that any New Shares acquired or purchased by him or her shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

         7. SECURITIES ACT COVENANTS AND REPRESENTATIONS.

            (a) Each Stockholder has been advised that the offering, sale and delivery of the Common Stock pursuant to the Merger Agreement will be registered under the Securities Act on a Registration Statement on Form S-4. Each Stockholder has also been advised, however, that to the extent such Stockholder is considered an "affiliate" of DSNC at the time the Merger Agreement is submitted to a vote of the stockholders of DSNC, any public offering or sale by such Stockholder of any shares of the Tek Preferred Stock received by Stockholder in the Merger will, under current law, require either (i) the further registration under the Securities Act of any shares of the Common Stock to be sold by Stockholder, (ii) compliance with Rule 145 promulgated by the SEC under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act.

            (b) Each Stockholder has read this Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon such Stockholder's ability to sell, transfer or otherwise dispose of shares of the Tek Preferred Stock with such Stockholder's counsel or counsel for DSNC, to the extent such Stockholder believed necessary.

            (c) Each Stockholder also understands that stop transfer instructions will be given to DSNC's transfer agent with respect to the Tek Preferred Stock and that a legend will be placed on the certificates for the Tek Preferred Stock issued to such Stockholder, or any substitutions therefor, to the extent such Stockholder is considered an "Affiliate" of DSNC at the time the Merger Agreement is submitted to a vote of the shareholders of DSNC

         8. SPECIFIC PERFORMANCE. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

         9. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         10. NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight comer service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) If to Astratek and Tek:

            TekInsight.Com, Inc.
            5 Hanover Square, 24th Floor
            New York, NY 10004
            Telephone:    (212) 271-8511
            Telecopy:     (212) 271-8083
            Attention:    Alexander Kalpaxis, Chief Technology Officer

            With a copy to:

            Nixon Peabody, LLP
            437 Madison Avenue
            New York, NY  10022
            Telephone:    (212) 940-3106
            Telecopy:     (212) 940-3111
            Attention:    Peter W. Rothberg, Esq.

            (b) If to a Stockholder, to the address or telecopy number set forth for such Stockholder on the signature page hereof:

            (c) If to DSNC:

            Data Systems Network Corporation
            34705 W. 12 Mile Road, Suite 300
            Farmington Hills, MI 48331
            Telephone:    (248) 489-7117
            Telecopy:     (248) 489-1007
            Attention:    Michael W. Grieves

            With a copy to:

            Bodmau, Longley & Dahling LL
            100 Renaissance Center, 34th Floor
            Detroit, MI 48243
            Telephone:    (313) 393-7597
            Telecopy:     (313) 393-7579
            Attention:    Robert I. Diehl, Jr.

         11. MISCELLANEOUS.

            (a) GOVERNING LAW. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of law.

            (b) SEVERABILITY. It any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

            (c) COUNTERPARTS. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

            (d) TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the conclusion of DSNC's meeting of shareholders held for the purpose of voting on the Merger Agreement (or, if adjourned, the conclusion of any subsequent reconvened meeting held for such purpose), and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

            (e) ADDITIONAL DOCUMENTATION. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

            (f) HEADINGS. All Section heading hereto are for convenience of reference any and are not part of this Agreement, and no construction or reference shall be derived therefrom.

            (g) BINDING EFFECT. The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by DSNC, Astratek and Tek, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein. The obligations of each Stockholder who executes and delivers this Agreement shall be effective and binding regardless of the failure of other Stockholders to execute and deliver this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

            (h) EXPENSES. The parties hereto shall each bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

            (i) CAPITALIZED TERMS. All capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

                [The remainder of this page is intentionally left blank.]

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                               DATA SYSTEMS NETWORK CORPORATION

         ATTEST:

                                               By:
         ----------------------                   ------------------------------
                    , Secretary                Name:
         -----------                                ----------------------------
         [Corporate Seal]                      Title:
                                                     ---------------------------


                                               TEKINSIGHT.COM, INC.
         ATTEST:

                                               By:
         ----------------------                   ------------------------------
                    , Secretary                Name:
         -----------                                ----------------------------
         [Corporate Seal]                      Title:
                                                     ---------------------------

                                                    ASTRATEK, INC.

         ATTEST:

                                               By:
         ----------------------                   ------------------------------
                    , Secretary                Name:
         -----------                                ----------------------------
         [Corporate Seal]                      Title:
                                                     ---------------------------


                                               STOCKHOLDERS:



                                               ---------------------------------
                                               Name:  Michael W. Grieves



                                               ---------------------------------
                                               Name:  Richard R. Burkhart



                                               ---------------------------------
                                               Name:  Gregory D. Cocke

                                   Schedule 1

                                                               Shares of DSNC
                                                                COMMON STOCK

         Michael W. Grieves                                       707,500
         Richard R. Burkhart                                      140,625
         Gregory D. Cocke                                         361,250

                                   Schedule 2

                                Irrevocable Proxy

                                IRREVOCABLE PROXY

         THIS IRREVOCABLE PROXY is made by the undersigned stockholder (the "Stockholder") of Data Systems Network Corporation, a Michigan corporation ("DSNC") in favor of TekInsight.Com, Inc., a Delaware corporation ("Tek"), and is dated as of February ____, 2000.

         WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, among DSNC, Tek, Astratek, Inc., a New York corporation ("Astratek"), Tek shall acquire DSNC by virtue of the merger of DSNC with and into Astratek, a wholly-owned subsidiary of Tek (the "Merger").

         WHEREAS, pursuant to a Voting Agreement, dated the date hereof (the "Voting Agreement"), the Stockholder has agreed to vote the Shares (as defined in the Voting Agreement) and any other shares of capital stock of DSNC owned by him and which he may have acquired after the date of the Voting Agreement (the "New Shares," and collectively with the Shares, the "Voting Shares") so as to facilitate the consummation of the transactions contemplated by the Merger Agreement.

         WHEREAS, the Stockholder currently owns ________ shares of DSNC's Common Stock, par value $.01 per share; and

         WHEREAS, the execution and delivery of this irrevocable proxy is a condition precedent to the execution and delivery of the Merger Agreement by Tek and Astratek.

         NOW, THEREFORE, effective upon the execution and delivery of the Merger Agreement, the Stockholder does hereby irrevocably constitute and appoint BRIAN BOOKMEIER AND DAMON TESTAVERDE, OR EITHER OF THEM ACTING SINGLY, as his proxy, with full power of substitution, for and in his name, place, and stead, to attend any special meeting of the stockholders of DSNC, and any adjournments thereof, called for the purpose of adopting and approving the Merger Agreement, and to vote at such special meeting or adjournment thereof all of the Voting Shares which the Stockholder would be entitled to vote if personally present, in accordance with Section 2 of the Voting Agreement and with the authority to execute consents in lieu thereof and waivers of notice in connection therewith; PROVIDED, HOWEVER, that this irrevocable proxy automatically shall terminate simultaneously with the termination of the Merger Agreement.

         Except as herein stated, this proxy is irrevocable. Any proxies heretofore given by the Stockholder to any person are hereby revoked.

                                                    ----------------------------
                                                         Stockholder

                                                                       EXHIBIT B

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                      AND RELATIVE, PARTICIPATING, OPTIONAL

                       OR OTHER SPECIAL RIGHTS OF SERIES A

                           CONVERTIBLE PREFERRED STOCK

                               AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

                              TEKINSIGHT.COM, INC.

           (Under Section 151 of the Delaware General Corporation Law)

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                      AND RELATIVE, PARTICIPATING, OPTIONAL

                       OR OTHER SPECIAL RIGHTS OF SERIES A

                           CONVERTIBLE PREFERRED STOCK

                               AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS THEREOF

                                       OF

                              TEKINSIGHT.COM, INC.

           (Under Section 151 of the Delaware General Corporation Law)

         TekInsight.Com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware and formerly known as Tadeo Holdings, Inc. and as Universal Self Care, Inc., in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, said Board of Directors duly adopted a resolution providing for the authorization of a series of preferred stock consisting of 7,500,000 shares designated Series A Convertible Preferred Stock, which resolution is as follows:

         RESOLVED: That, pursuant to Article FOURTH of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock, hereby designated as the Series A Convertible Preferred Stock, to consist of 7,500,000, par value of $.0001 per share, having the designations, preferences, relative participating, optional and other special rights, qualifications, limitations and restrictions as hereinafter set forth (the "Certificate of Designations"):

                                   ARTICLE 1.

                                   DEFINITIONS

         SECTION 1.1. DEFINITIONS. The terms defined in this Article whenever used in this Amendment have the following respective meanings:

         (A) [RESERVED]

         (B) "AFFILIATE" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

         (C) "AVERAGE PRICE" means the average of the closing sale prices per share of Common Stock as reported on the Nasdaq SmallCap Market for the ten (10) consecutive trading days ending on the trading day that immediately precedes the Closing Date.

         (D) "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

         (E) "CAPITAL SHARES" means the Common Shares and any other shares of any other class or series of Common Stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

         (F) "CLOSING DATE" means the Closing Date as defined in the Merger Agreement.

         (G) "COMMON SHARES" or "COMMON STOCK" means shares of Common Stock, $.0001 par value, of the Corporation.

         (H) "COMMON STOCK ISSUED AT CONVERSION" when used with reference to the securities issuable upon conversion of the Series A Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series A Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

         (I) "CONVERSION DATE" means any day on which all or any portion of shares of the Series A Preferred Stock is converted in accordance with the provisions hereof.

         (J) "CONVERSION NOTICE" has the meaning set forth in SECTION 6.2.

         (K) "CONVERSION RATE" means on any date of determination the applicable rate (e.g., one-for-one) for the conversion of shares of Series A Preferred Stock into Common Shares on such day as set forth in SECTION 6.1.

         (L) "CORPORATION" means TekInsight.Com, Inc., a Delaware corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Surviving Corporation's assets, or otherwise.

         (M) "CURRENT CONVERSION DATE" means the first anniversary of the Closing Date.

         (N) "HOLDERS" means any Persons who become the registered owners of shares of Series A Preferred Stock pursuant to the terms and conditions of the Merger Agreement, or any Persons to whom the Series A Preferred Stock is subsequently transferred in accordance with the provisions hereof.

         (O) "MERGER AGREEMENT " means that certain Agreement and Plan of Merger, dated February ___, 2000, between the Corporation, Astratek, Inc. and Data Systems Network Corporation.

         (P) "OUTSTANDING" when used with reference to Common Shares or Capital Shares (collectively, "Shares"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; PROVIDED, HOWEVER, that any such Shares directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed "Outstanding" for purposes hereof.

         (Q) "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, a unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

         (R) "SEC" means the United States Securities and Exchange Commission.

         (S) "SEC INVESTIGATION" means the formal private investigation by the SEC of accounting irregularities experienced by Data Systems Network Corporation ("DSN") in DSN's 1996 and 1997 fiscal years, and of which DSN was informed by the SEC on October 29, 1998.

         (T) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

         (U) "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

         (V) "SURVIVING CORPORATION" means Astratek, Inc., a New York corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's asset, or otherwise.

         All references to "cash" or "$" herein means currency of the United States of America.

                                   ARTICLE 2.

                                    RESERVED

                                   ARTICLE 3.

                                      RANK

         The Series A Preferred Stock shall rank (i) prior to the Common Stock, except as specifically provided for herein; (ii) prior to any class or series of capital stock of the

Corporation hereafter created other than "Pari Passu Securities" (collectively, with the Common Stock, "Junior Securities"); and (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series A Preferred Stock ("Pari Passu Securities").

                                   ARTICLE 4.

                                    DIVIDENDS

         SECTION 4.1. DIVIDENDS. (a) The Holders shall be entitled to receive, out of funds legally available therefor, dividends in the same amount per share as dividends are paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of Article 6 hereof, with such number determined as of the record date for the determination of Holders of Common Stock entitled to receive such dividend).

         (b) As long as any shares of the Series A Preferred Stock are Outstanding, no dividends shall be declared or paid or set apart for payment on Pari Passu Securities for any period unless dividends in the same amount per share as dividends are paid with respect to the Series A Preferred Stock and Common Stock (with the Series A Preferred Stock being treated along with the Common Stock in accordance with the requirements of Section 4.1(a)) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock.

         (c) As long as any shares of the Series A Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities (other than the Common Stock) nor shall any Junior Securities be redeemed, purchased or otherwise acquired [other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee agreement, or incentive or benefit plan (including a stock option plan), of the Corporation or any subsidiary (all such dividends, distributions, redemptions or purchases being hereinafter referred to as a "Junior Securities Distribution")] for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly, unless in each case an equal amount of Junior Securities Distribution per share as dividends, distributions, redemptions or purchase amounts are paid with respect to the Series A Preferred Stock, any Pari Passu Securities and the Common Stock (with the Series A Preferred Stock being treated along with the Common Stock in accordance with the requirements of Section 4.1(a)).

                                   ARTICLE 5.

                             LIQUIDATION PREFERENCE

         SECTION 5.1. LIQUIDATION. (a) If the Corporation shall commence the winding up, dissolution or liquidation of its affairs, and the Corporation shall liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding up unless prior thereto, the Holders of shares of Series A Preferred Stock, subject to
Article 5, shall have received the Liquidation Preference (as defined in SECTION 5.1(B)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Series A Preferred Stock and Holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preferences payable on all such shares.

         (b) For purposes hereof, the "Liquidation Preference" with respect to a share of the Series A Preferred Stock shall mean an amount equal to the Average Price (adjusted appropriately for stock splits).

                                   ARTICLE 6.

                     CONVERSION OF SERIES A PREFERRED STOCK

         SECTION 6.1. CONVERSION. A Holder of any share or shares of Series A Preferred Stock shall be entitled, at any time and from time to time after the Current Conversion Date (unless a Liquidation Event has occurred prior to that date) to cause any or all of such shares to be converted into shares of Common Stock. The initial Conversion Rate for each share of Series A Preferred Stock shall be equal to one share of Series A Preferred Stock for one share of Common Stock, which Conversion Rate shall be adjusted as hereinafter provided. If a Holder elects to convert Series A Preferred Stock at a time when there are any declared and unpaid dividends or other amounts due on such shares, to the extent permitted by applicable law (which the Corporation shall use its best efforts to comply with in order to permit such payment of declared and unpaid dividends or other amounts), such dividends and other amounts shall be paid in full by the Corporation in connection with such conversion.

         SECTION 6.2. EXERCISE OF CONVERSION PRIVILEGE. Conversion of the Series A Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying an executed and completed notice of conversion in the form annexed hereto as ANNEX I (the "Conversion Notice") to the Corporation. Each date on which a Conversion Notice is telecopied to and received by the Corporation in accordance with the provisions of this SECTION 6.2 shall constitute a Conversion Date. The Corporation shall convert the Series A Preferred Stock and issue the Common Stock Issued at Conversion effective as of the Conversion Date. The Conversion

Notice also shall state the name or names (with addresses)of the persons who are to become the Holders of the Common Stock Issued at Conversion in connection with such conversion. The Holder shall deliver the shares of Series A Preferred Stock to the Corporation by express courier within five (5) days following the date on which the telecopied Conversion Notice has been transmitted to the Corporation. Upon surrender for conversion, the Series A Preferred Stock shall be accompanied by a proper assignment hereof to the Corporation or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice and the surrender of the Series A Preferred Stock being converted as aforesaid, the Corporation shall (i) issue the Common Stock Issued at Conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery to the Holder (X) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (Y) cash, as provided in Section 6.3, in respect of any fraction of a Share issuable upon such conversion and (Z) cash in the amount of unpaid dividends as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates so long as the Series A Preferred Stock shall have been surrendered as aforesaid at such time, and at such time the rights of the Holder of the Series A Preferred Stock, as such, shall cease and the Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the Holder or Holders of record of the Common Shares represented thereby. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.4), to surrender the Series A Preferred Stock and to release the Corporation from all liability thereon. No cash payment aggregating less than $1.50 shall be required to be given to any Holder unless specifically requested by the Holder.

         SECTION 6.3. FRACTIONAL SHARES. No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Average Price (as adjusted for stock splits). No cash payment of less than $1.50 shall be required to be given unless specifically requested by the Holder.

         SECTION 6.4. RECLASSIFICATION, CONSOLIDATION, MERGER OR MANDATORY SHARE EXCHANGE. At any time while the Series A Preferred Stock remains outstanding and any shares thereof have not been converted, in case of any reclassification or change of Outstanding Common Shares issuable upon conversion of the Series A Preferred Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon conversion of the Series A Preferred Stock) or in case of any consolidation, merger or mandatory share exchange of the Corporation with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Corporation is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of Outstanding Common Shares upon conversion of the Series A Preferred Stock), or in the case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety (any of which shall be identified as a "Major Corporate Event"), the Corporation, or such successor, resulting or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute a new Series A Preferred Stock providing that the Holder shall have the right to convert such new Series A Preferred Stock (upon terms and conditions not less favorable to the Holder than those in effect pursuant to the Series A Preferred Stock) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon conversion of the Series A Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the Holder of one Common Share issuable upon conversion of the Series A Preferred Stock had the Series A Preferred Stock been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this Section 6.4 shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

         SECTION 6.5. RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Series A Preferred Stock as herein provided, free from any preemptive rights or other obligations, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Series A Preferred Stock then outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each Holder of record of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

         SECTION 6.6. ADJUSTMENTS. The Conversion Rate in effect, or the number of shares of Common Stock into which the Series A Preferred Stock is convertible, from time to time shall be subject to adjustment as follows:

         (a) STOCK DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock (unless also distributed to Holders of Series A Preferred Stock in accordance with Section 4.1(a)), the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate shall, simultaneously with the happening of such dividend, distribution, subdivision or combination be adjusted by multiplying the then effective Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock Outstanding immediately after such event. An adjustment made pursuant to this Section 6.6(a) shall be given effect, in the case of payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

         (b) OTHER ADJUSTMENTS. (i) In the event the Corporation shall make or issue, or fix a record date for the determination of Holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the Holders shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the respective Conversion Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 6.6 as applied to such distributed securities.

         (ii) If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend, subdivision or combination provided for above, or a reorganization, merger, consolidation or sale of assets provided for in SECTION 6.4), then and in each such event the Holder shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reclassification or other change, by Holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

         (iii) In the event that as a result of the SEC Investigation the Corporation or the Surviving Corporation is notified that the SEC Investigation will result in any form of monetary penalty or other assessment to be assessed against the Corporation or the Surviving Corporation for payment by either such company (the "Penalty"), the quotient found by dividing the dollar amount of the assessed Penalty by the number of shares of Series A Preferred Stock that became issuable to the Holders on the Closing Date shall be used as the numerator, and the Average Price shall be used as the denominator, of a ratio which when multiplied by the then applicable Conversion Rate shall result in an adjusted Conversion Rate which will be applicable to all outstanding shares of Series A Preferred Stock; PROVIDED, that to the extent that after further negotiation the announced Penalty is reduced, the Conversion Rate shall be further adjusted for all then outstanding shares of Series A Preferred Stock to reflect the actual amount of the Penalty paid at the time that the SEC Investigation results in a final order issued by the SEC.

         SECTION 6.7. NOTICES. In each case of an adjustment or readjustment of the Conversion Rate, the Corporation will furnish each registered Holder with a certificate, prepared by the President or Chief Financial Officer of the

Corporation, showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

         SECTION 6.8. NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation, this Certificate of Designations, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Article 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Series A Preferred Stock against unreasonable impairment.

         SECTION 6.9. AUTOMATIC CONVERSION OR REDEMPTION. In the event that on the fifth anniversary of the Closing Date there are shares of Series A Preferred Stock outstanding (the "Mandatory Conversion Date"), all Series A Preferred Stock outstanding either (i) shall be converted to Common Stock at the then applicable Conversion Rate ("Automatic Conversion"), or (ii) shall be redeemed (but only with respect to such shares as to which the Holder has not theretofore furnished a Conversion Notice in compliance with Section 6.2) (the "Redemption"), at the Average Price per share, together with all unpaid dividends thereon to the Mandatory Conversion Date (the "Redemption Price"), which Automatic Conversion or Redemption shall be at the option of the Corporation.

         SECTION 6.10. NOTICE OF AUTOMATIC CONVERSION OR REDEMPTION. Notice of Automatic Conversion or Redemption pursuant to Section 6.9 shall be provided by the Corporation to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not fewer than ten (10) nor more than thirty (30) days prior to the Mandatory Conversion Date, which notice shall specify the Corporation's election either to force conversion or redemption.

         SECTION 6.11. SURRENDER OF SERIES A PREFERRED STOCK. Upon any redemption or conversion of the Series A Preferred Stock pursuant to Sections
6.9 and 6.10, the Holder shall either deliver the Series A Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier. Issuance of the Common Stock upon Automatic Conversion of the Series A Preferred Stock, or payment of the Redemption Price specified in Section 6.9 by wire transfer of immediately available funds to such account(s) as the Holder shall specify to the Corporation, shall be made by the Corporation to the Holder against receipt of the Series A Preferred Stock.

         SECTION 6.12. REACQUIRED SHARES. Any shares of the Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock, unclassified as to series, and may be reissued as part of any series of Preferred Stock; PROVIDED, HOWEVER, that no such shares shall be reissued or sold as Series A Preferred Stock.

                                   ARTICLE 7.

                                  VOTING RIGHTS

         SECTION 7.1. VOTING RIGHTS.

         (a) Except as otherwise expressly provided herein or as required by law, the Holder of each share of Series A Preferred Stock shall be entitled to vote on all matters for which Holders of Common Stock are entitled to vote. Each share of Series A Preferred Stock shall entitle the Holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, determined as of the date for determination of holders of Common Stock entitled to vote with respect to such matter. Except as otherwise expressly provided herein (including, without limitation, the provisions of Article 8 hereof) or as required by law, the Holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class on all matters.

         (b) The Corporation shall provide each Holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders), which notice would be provided pursuant to the Corporation's by laws and the Delaware General Corporation Law ("GCL"). In the event of any taking by the Corporation of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining stockholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least ten (10) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such action is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         (c) To the extent that under the GCL the vote of the Holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the GCL) shall constitute the approval of such action by the class. To the extent that under the terms of the Company's Certificate of Incorporation and/or the GCL Holders of the Series A Preferred Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Series A Preferred Stock shall be entitled to notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the GCL.

                                   ARTICLE 8.

                              PROTECTIVE PROVISIONS

         So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the GCL) of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

         (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

         (b) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("Senior Securities") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series A Preferred Stock;

         (c) increase the authorized number of shares of Series A Preferred Stock; or

         (d) do any act or thing not authorized or contemplated by this Amendment which would result in taxation of the Holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event Holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Amendment as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

                                   ARTICLE 9.

                                  MISCELLANEOUS

         SECTION 9.1. LOSS, THEFT, DESTRUCTION OF SERIES A PREFERRED STOCK. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series A Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series A Preferred Stock, the

Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series A Preferred Stock, new shares of Series A Preferred Stock of like tenor. The Series A Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series A Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

         SECTION 9.2. WHO DEEMED ABSOLUTE OWNER. The Corporation may deem the Person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

         SECTION 9.3. NOTICE OF CERTAIN EVENTS. In the case of the occurrence of any event described in Sections 6.1, 6.4, 6.6 and 6.9 of this Certificate of Designations, the Corporation shall cause to be mailed to the Holder of the Series A Preferred Stock at its last address as it appears in the Corporation's security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days notice is not practicable, at the earliest practicable date prior to any such record, effective or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the Holders of record of Series A Preferred Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that Holders of record of Series A Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

         SECTION 9.4. REGISTER. The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series A Preferred Stock. Upon any transfer of the Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the Series A Preferred Stock register.

         The Corporation may deem the person in whose name the Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series A Preferred Stock for the purpose of receiving payment of dividends on the Series A Preferred Stock, for the conversion of the Series A Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effective to satisfy and discharge the liability upon the Series A Preferred Stock to the extent of the sum or sums so paid or the conversion or conversions so made.

         SECTION 9.5. WITHHOLDING. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series A Preferred Stock.

         SECTION 9.6. HEADINGS. The headings of the Articles and Sections of this Amendment are inserted for convenience only and do not constitute a part of this Certificate of Designations.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations this ______ day of _________, 2000.

                                                  TEKINSIGHT.COM, INC.


                                                  By:
                                                     ---------------------------



Attest:



--------------------------
               , Secretary
---------------

                                     ANNEX I
                           [FORM OF CONVERSION NOTICE]

TO:




         The undersigned owner of this Series A Convertible Preferred Stock (the "Series A Preferred Stock") issued by TekInsight.Com, Inc. (the "Corporation") hereby irrevocably exercises its option to convert _____________ shares of the Series A Preferred Stock into shares of the common stock, $.0001 par value, of the Corporation ("Common Stock"), in accordance with the terms of the Certificate of Designations to the Corporation's Certificate of Incorporation for Series A Preferred Stock (the "Certificate"). The undersigned hereby instructs the Corporation to convert the number of shares of the Series A Preferred Stock specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 6 of the Certificate. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Series A Preferred Stock recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate.

Dated:
     -------------

------------------------------
         Signature

         Fill in for registration of Series A Preferred Stock:

Please print name and address
(including zip code number) :


-------------------------------------------------------------------

                                                                       Exhibit D


                              AFFILIATE AGREEMENT

         THIS AFFILIATE AGREEMENT (the "AGREEMENT") is entered into as of this 18th day of February, 2000 by and between TekInsight.Com, Inc. a Delaware corporation ("TEK"), and the undersigned stockholder ("STOCKHOLDER") of DATA SYSTEMS NETWORK CORPORATION, a Michigan corporation ("DSNC").

         This Agreement is entered into in connection with that certain Agreement and Plan of Merger, dated as of February 18, 2000 (the "MERGER AGREEMENT"), among Tek, Astratek, Inc., a New York corporation and a wholly-owned subsidiary of Tek ("MERGER SUB"), and DSNC. The Merger Agreement provides for the merger (the "MERGER") of DSNC with and into Merger Sub in a transaction in which issued and outstanding shares of common stock, $.01 par value per share, of DSNC (the "DSNC COMMON STOCK") will be converted into shares of preferred stock, $.0001 par value per share, of Tek (the "TEK PREFERRED STOCK") on the terms and conditions set forth in the Merger Agreement. Capitalized terms used herein and not defined herein shall have their defined meanings as set forth in the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants set forth herein, the parties agree as follows:

         1. TAX AND ACCOUNTING TREATMENT. Each Stockholder understands and agrees that it is intended that the Merger will be treated as a "reorganization" for federal income tax purposes. Stockholder further understands and agrees that Stockholder may be deemed to be an "AFFILIATE" of DSNC within the meaning of Rule 145 ("RULE 145") promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), although nothing contained herein should be construed as an admission of either such fact.

         2. RELIANCE UPON REPRESENTATIONS, WARRANTIES AND COVENANT. Stockholder has been informed that a reorganization for federal income tax purposes requires that a sufficient number of former stockholders of DSNC maintain a meaningful continuing equity ownership interest in Tek after the Merger. Each Stockholder understands that the representations and warranties and covenants set forth herein will be relied upon by Tek, DSNC, their respective counsel and accounting firms and other stockholders of DSNC.

         3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH STOCKHOLDER. Each Stockholder represents, warrants and covenants as follows:

            (a) Such Stockholder has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform such Stockholder's obligations hereunder.

            (b) APPENDIX A attached hereto sets forth all shares of DSNC Common Stock owned by such Stockholder, including all DSNC Common Stock as to which such Stockholder bas sole or shared voting or investment power and all rights and options to acquire DSNC Common Stock.

            (c) Such Stockholder will not sell, transfer, exchange, pledge, or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of Tek Preferred Stock that such Stockholder may acquire in connection with the Merger or acquire upon exercise of any option or right to acquire Tek Preferred Stock, which option or right is acquired in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities of Tek being herein sometimes collectively referred to as "RESTRICTED SECURITIES"), or any option, right or other interest with respect to any Restricted Securities, unless (i) such transaction is permitted pursuant to Rule 145(c) and 145(d) under the Securities Act (as described in Section 6 below), or
(ii) counsel representing such Stockholder shall have advised Tek in a written opinion letter satisfactory to Tek and Tek's legal counsel, and upon which Tek and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition, or (iii) a registration statement under the Securities Act covering the Tek Preferred Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act, or (iv) an authorized representative of the SEC shall have rendered written advice to such Stockholder (sought by such Stockholder or counsel to such Stockholder, with a copy thereof and all other related communications delivered to Tek) to the effect that the SEC would take no action, or that the staff' of the SEC would not recommend that the SEC take action, with respect to the proposed disposition if consummated.

            (d) Notwithstanding any other provision of this Agreement to the contrary, such Stockholder will not sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce such Stockholder's risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to any DSNC Common Stock or any rights, options or warrants to purchase DSNC Common Stock, or any Restricted Securities or other securities of Tek (i) during the 30-day period immediately preceding the Effective Time of the Merger and (ii) until such time after the Effective Time of the Merger as Tek has publicly released a report including the combined financial results of Tek and DSNC for a period of at least 30 days of combined operations of Tek and DSNC within the meaning of Accounting Series Release No. 130, as amended, of the SEC. Tek agrees to publish such financial results expeditiously in a manner consistent with its prior practices; PROVIDED, that nothing contained herein shall obligate Tek to publish its financial results other than on a quarterly basis.

            (e) Each Stockholder has, and as of the Effective Time of the Merger will have, no present plan or intention (a "Plan") to sell, transfer, exchange, pledge (other than in a pre-existing bona fide margin account) or otherwise dispose of, including a distribution by a partnership to its partners, or a corporation to its stockholders, or any other transaction which results in a reduction in the risk of ownership (any of the foregoing, a "Sale") of more than 50% of the shares of Tek Preferred Stock that Stockholder may acquire in connection with the Merger, or any securities that may be paid as a dividend or otherwise distributed thereof or with respect thereto or issued or delivered in exchange or substitution therefor. For purposes of the preceding sentence, shares of DSNC Common Stock (or the portion thereof, (i) with respect to which any applicable dissenters' rights are exercised, (ii) which are exchanged for cash in lieu of fractional shares of Tek Preferred Stock, or (iii) with respect to which a Sale
(A) in a Related Transaction (as defined below) or (B) will occur prior to the Merger, shall be considered to be shares of DSNC Common Stock that are exchanged for Tek stock in the Merger and then disposed of pursuant to a Plan. Stockholder is not aware of, or participating in, any Plan on the part of DSNC stockholders to engage in Sales of the shares of Tek Preferred Stock to be issued in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares subject to such Sales would exceed 50% of the aggregate fair market value of all shares of outstanding DSNC Common Stock immediately prior to the Merger. For purposes of the preceding sentence, shares of DSNC Common Stock (i) with respect to which any applicable dissenters' rights are exercised, (ii) which are exchanged for cash in lieu of fractional shares of Tek Preferred Stock or (iii) with respect to which a pre-Merger Sale occurs in a Related Transaction, shall be considered to be shares of DSNC Preferred Stock that are exchanged for Tek Preferred Stock in the Merger and then disposed of pursuant to a Plan. A Sale of Tek Preferred Stock shall be considered to have occurred pursuant to a Plan if, among other things, such Sale occurs in a Related Transaction. For purposes of this Section 3(e), a "RELATED TRANSACTION" shall mean a transaction that is in contemplation of, or related or pursuant to, the Merger or the Merger Agreement. If any of such Stockholder's representations in this Section 3(e) ceases to be true at any time prior to the Effective Time of the Merger, such Stockholder shall deliver to each of DSNC and Tek, prior to the Effective Time of the Merger, a written statement to that effect, signed by such Stockholder.

         4. RULE 144 AND 145. From and after the Effective Time of the Merger and for so long as is necessary in order to permit Stockholder to sell the Tek Preferred Stock held by and pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Tek will use its reasonable best efforts to file on a timely basis all reports required to be filed by it pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), referred to in paragraph (c)(1) of Rule 144 under the Securities Act, in order to permit Stockholder to sell the Tek Preferred Stock held by it pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule
144. Any future disposition by Stockholder of Tek Preferred Stock will be accomplished in compliance with all applicable securities laws. Stockholder understands that Tek is under no obligation to register the sale, transfer or other disposition of any Restricted Securities by or on behalf of such Stockholder or to take any other action necessary in order to make compliance with an exemption from registration available.

         5. LEGEND. Each Stockholder agrees that the following legend be placed upon the certificate evidencing ownership of Tek Preferred Stock:

            THESE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN RULES 144 AND 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT

         PURSUANT TO THE PROCEDURES DESCRIBED THEREIN.

         6. LIMITED RESALES. Each Stockholder understands that, in addition to the restrictions imposed under Section 3 of this Agreement, the provisions of Rule 145 limit such Stockholder's public resales of Restricted Securities, in the manner set forth in subsections (a), (b) and (c) below, until such time as such Stockholder has beneficially owned, within the meaning of Rule 144(d), the Restricted Securities for a period of at least one year (or in some cases two years) after the date of the Merger, and thereafter if and for so long as such Stockholder remains an Tek affiliate:

            (a) Unless and until the restriction "cut-off" provisions of Rule 145(d)(2) or Rule 145(d)(3) set forth below become available, public resales of Restricted Securities may only be made by such Stockholder in compliance with the requirements of Rule 145(d)(1). Rule 145(d)(1) permits such resales only (i) while Tek meets the public information requirements of Rule 144(c), (ii) in "brokers' transactions" or in transactions with a "market maker" in accordance with Rule 144(f) and Rule 144(g) and (iii) where the aggregate number of Restricted Securities sold at any time together with all sales of Tek Preferred Stock sold for such Stockholder's account during the preceding three-month period does not exceed the greater of (x) 1% of the Tek Preferred Stock outstanding, (y) the average weekly volume of trading in Tek Preferred Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of receipt of the order to execute the sale or (z) the average weekly volume of trading in Tek Preferred Stock reported through the consolidated transaction reporting system contemplated by Rule llAa3-1 under the Exchange Act during the four-week period specified in subsection (y) above.

            (b) Each Stockholder may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(2) if (i) such Stockholder has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least one year after the Effective Time of the Merger, (ii) such Stockholder is not an affiliate of Tek and (iii) Tek meets the public information requirements of Rule 144(c).

            (c) Each Stockholder may make unrestricted resales of Restricted Securities pursuant to Rule 145(d)(3) if such Stockholder (i) has beneficially owned (within the meaning of Rule 144(d) under the Securities Act) the Restricted Securities for at least two years and (ii) is not and has not been for at least three months, an affiliate of Tek.

            (d) Tek acknowledges that the provisions of Section 3(c) of this Agreement will be satisfied as to any sale by the undersigned of the Restricted Securities pursuant to Rule 145(d) by delivery to Tek of a broker's letter and a letter from the undersigned with respect to that sale stating THAT each of the above-described requirements of Rule 145(d)(1) has been met or is inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3); PROVIDED, that Tek has no reasonable basis to believe such sales were not made in compliance with such provisions of Rule 145(d).

            7. NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given upon receipt, if delivered by hand, by telecopy or telegram, or three days after deposit in the United States mail, postage prepaid, addressed to a party as follows:

            If to Tek:           TekInsight.Com, Inc.
                                 5 Hanover Square, 24th Floor
                                 New York, New York  10004
                                 Telecopy:        (212) 271-8083
                                 Attention:       Alexander Kalpaxis,
                                                  Chief Technology Officer

            With a copy to:      Nixon Peabody LLP
                                 437 Madison Avenue
                                 New York, New York  10022
                                 Telecopy:        (212) 940-3111
                                 Attention:       Peter W. Rothberg, Esq.


            If to Stockholder:   At the address set forth beneath such
                                 Stockholder's signature;

or to such other address as any party may designate for itself by notice given as provided in this Agreement.

         8. TERMINATION. This Agreement shall be terminated and shall be of no further force and effect upon the termination of the Merger Agreement pursuant to Article VII thereof.

         9. BINDING AGREEMENT. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devises of each Stockholder and any pledgee holding Restricted Securities as collateral.

         10. WAIVER. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. each party hereto.

         11. GOVERNING LAW. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws.

         12. ATTORNEYS' FEES. In the event of any legal action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

         13. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of its Agreement.

         14. THIRD PARTY RELIANCE. Counsel to and accountants for the parties shall be entitled to rely upon the representations, warranties and covenants contained in this Agreement.

         15. COUNTERPARTS. This Agreement shall be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                               TEKINSIGHT.COM, INC.


                                               By:
                                                  ------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------


                                               STOCKHOLDERS:



                                               ---------------------------------
                                               Name: Michael W. Grieves


                                               ---------------------------------
                                               Name: Richard R. Burkhart


                                               ---------------------------------
                                               Name: Gregory D. Cocke


                                               DIRECTORS:


                                               ---------------------------------


                                               ---------------------------------


                                               ---------------------------------


                                               OFFICERS:


                                               ---------------------------------


                                               ---------------------------------


                                               ---------------------------------

                                   APPENDIX A

                                 DSNC SECURITIES

Shareholder:                                      NUMBER OF SHARES

                  Michael W.                               707,500


DSNC Common Stock                                          707,500


Options to Purchase DSNC Common Stock

June 1997                $8.75                  8,000
October 1994             $4.75                 10,000

Total Options to Purchase DSNC Common Stock - 18,000

                                 DSNC SECURITIES

Shareholder                                       NUMBER OF SHARES

                  Richard R. Burkhart                      140,625

DSNC Common Stock                                          140,625


Options to Purchase DSNC Common Stock

     May 1997              $9.38                    1,000
     May 1996              $4.00                    1,000
     May 1995              $3.00                    1,000

Total Options to Purchase DSNC Common Stock - 3,000

                                 DSNC SECURITIES

Shareholder                                       NUMBER OF SHARES

         Gregory D. Cooke                                  361,250

DSNC Common Stock                                          361,250


Options to Purchase DSNC Common Stock

October 1997              $13.25                6,250
July 1997                 $12.00                5,000
September 1996             $4.00               15,000
October 1994               $4.75                7,500

Total Options to Purchase DSNC Common Stock- 33,750

                               EXHIBIT E

                     FORM OF NIXON PEABODY LLP LEGAL OPINION

         Based upon and subject to the foregoing, and subject to the further qualifications and limitations to be set forth below and in our definitive opinion, we are of the following opinion:

         1. Each of the Company and Merger Sub, respectively, is a corporation duly incorporated, validly existing under the laws of the State of Delaware and New York, respectively, and has the requisite power and authority to carry on its business as described in the Proxy Statement/Prospectus.

         2. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. There is no other capital stock authorized for issuance by the Company. There are validly issued and outstanding _____________ shares of Common Stock, and there are no issued and outstanding shares of Preferred Stock. All such outstanding shares of capital stock are fully paid and nonassessable. When issued in accordance with the terms of the Agreement, the shares of Preferred Stock to be issued as the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive rights under the charter or bylaws of the Company or under Delaware law. To the best of our knowledge, based solely on our review of the Company's minute and stock record books, no shares of capital stock of the Company are reserved for issuance, nor are there outstanding any options, warrants, convertible securities or other rights, agreements or comments to issue or acquire shares of Company capital stock, except as disclosed in Section of the Agreement.

         3. Each of the Agreement and the Tadeo Ancillary Agreements has been duly and validly executed and delivered by each of the Company and Merger Sub (as applicable) and constitutes a legal, valid and binding agreement of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms. Each of the Company and Merger Sub has all requisite corporate power and authority to enter into the Agreement and the Tadeo Ancillary Agreements (as applicable), and Merger Sub has all requisite corporate power and authority to engage in the Merger. All corporate actions or approvals required on the part of the Company for the execution, delivery and performance of the Agreement and the Tadeo Ancillary Agreements by the Company and Merger Sub (as applicable) have been duly taken or obtained.

         4. The execution and delivery of the Agreement by the Company and Merger Sub do not, and the performance by the Company and Merger Sub of their obligations thereunder will not, (a) result in a breach of any of the provisions of the charter or bylaws of the Company or Merger Sub; (b) violate any law, rule or regulation applicable to the Company or Merger Sub, or any order, writ, judgment, injunction, decree, determination or award of any court or other authority having jurisdiction over the Company or Merger Sub or any of their material properties and which are listed on Schedule A hereto, except, with respect to all matters described in this clause (b), where such violation will not have a Material Adverse Effect on the Company; (c) result in a material breach by the Company of or default by the Company under any agreement attached as an exhibit to, or incorporated by reference in, the Company's Annual Report on Form

10-K for the fiscal year ended June 30, 1999, or any of the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent thereto; (d) to the best of our knowledge, require the authorization, consent, approval or license of any Governmental Authority of such a nature that the failure to obtain the same would have a Material Adverse Effect on the Company; or (e) constitute grounds for the loss or suspension of any permit, license or other authorization used in the business of the Company and which is listed on Schedule B hereto, except, with respect to all matters described in this clause
(e), where such loss or suspension will not have a Material Adverse Effect on the Company.

         5. When the Proxy Statement/Prospectus was mailed to holders of the DSNC Common Stock and at all times subsequent to such mailing through the time of approval of the Agreement by the shareholders of DSNC, the Proxy Statement/Prospectus complied as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations of the Commission thereunder, except as such provisions, rules or regulations related to DSNC or the financial statements or other financial and statistical data included therein or omitted therefrom, as to which we express no opinion.

         6. To our knowledge, except as disclosed in the Agreement, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization pending or threatened against the Company or any of the properties of the Company.

                                    EXHIBIT F

                   FORM OF LEGAL OPINION FROM COUNSEL TO DSNC

         Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the requisite corporate power and authority to carry on its business as described in the Proxy Statement/Prospectus.

         2. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock. There is no other capital stock authorized for issuance by the Company. As of the date hereof, there are validly issued and outstanding _________ shares of Common Stock. All such outstanding shares of Common Stock are fully paid and nonassessable. No shares of capital stock of the Company are reserved for issuance, nor to the best of our knowledge, are there outstanding any options, warrants, convertible securities or other rights, agreements or commitments to issue or acquire shares of capital stock of the Company, except as disclosed in Section 2.2 of the Agreement.

         3. The Company has no subsidiaries.

         4. Each of the Agreement and the DSNC Ancillary Agreements has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Company has all requisite corporate power and authority to enter into the Agreement and the DSNC Ancillary Agreements and to carry out the Merger contemplated thereby. All corporate actions or approvals required for the execution, delivery and performance of the Agreement and the DSNC Ancillary Agreements by the Company have been duly taken or obtained. Upon the filing of the Articles of Merger with the Michigan Department, the Merger shall be effective in accordance with its terms.

         5. The execution and delivery of the Agreement and the DSNC Ancillary Agreements by the Company does not, and the performance by the Company of its respective obligations thereunder will not, (a) result in a breach of any of the provisions of the charter or bylaws of the Company; (b) violate any law, rule or regulation applicable to the Company, or, to the best our knowledge, any order, writ, judgment, injunction, decree, determination or award of any court or other authority having jurisdiction over the Company, or any of its material properties, or, to the best of our knowledge, cause the suspension or revocation of any authorization, consent, approval or license presently in effect that affects or binds the Company or any of its material properties, except, with respect to all matters described in this subsection (b) where such violation will not have a Material Adverse Effect on the Company; (c) result in a material breach by the Company of or default by the Company under any agreement attached as an exhibit to, or incorporated by reference in, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, or any of the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent thereto; (d) to the best of our knowledge, require the authorization, consent, approval or license of any Person of such a nature that the failure to obtain the same would have a Material Adverse Effect on the Company; or (e) to the best of our knowledge, constitute grounds for the loss or suspension of any material permit, license or other authorization used in the business of the Company.

         6. No action is necessary on the part of the Company or any of its Subsidiaries to exempt any of the transactions contemplated by this Agreement from any applicable [takeover Laws].

         7. The Company is not an "investment company" as defined in Section 368(a)(2)(F) of the Code.

         8. To our knowledge, except as disclosed in the Agreement, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization pending or threatened against the Company or any of the properties of the Company.

         9. When the Proxy Statement/Prospectus was mailed to the holders of DSNC Common Stock, and at all times thereafter through the time of approval of the Agreement by the shareholders of the Company, the Proxy Statement/Prospectus complied as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations of the Commission thereunder, except as such provisions, rules or regulations related to Tadeo, Astratek or the financial statements and other financial and statistical data included therein or omitted therefrom, as to which we express no opinion.

         As counsel to the Company, we participated in the preparation of and reviewed the Registration Statement and the Proxy Statement/Prospectus, participated in discussions with representatives of the Company and its counsel and accountants, and representatives of Tadeo and its counsel and accountants, and advised the Company as to the requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder. Between the effectiveness of the Registration Statement and the date hereof, we participated in further discussions with representatives of the Company concerning the contents of the Registration Statement and the Proxy Statement/Prospectus. We have not verified and are not passing upon and assume no responsibility for the accuracy, completeness or fairness of any statements contained in the Proxy Statement/Prospectus. We note, however that we are delivering to you today a separate opinion as to certain tax matters. In the course of our participation in the preparation of the Registration Statement and the Proxy Statement/Prospectus, no facts have come to our attention that lead us to believe that the Registration Statement and the Proxy Statement/Prospectus (other than with respect to information relating to Tadeo and the financial statements and other financial and statistical data included therein or omitted therefrom, as to which we express no assurances), from the date of the filing thereof until the adjournment of the DSNC Shareholder Meeting, contained any untrue statement of material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.